UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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GENESEE & WYOMING INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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GENESEE & WYOMING INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 27, 2010

The annual meeting of stockholders of Genesee & Wyoming Inc. (the “Company”, “we”, “us” or “our”) will be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870, on May 27, 2010, at 10:00 a.m., local time, for the following purposes:

•	to elect the four directors listed herein;

•	to ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for our fiscal year ending December 31, 2010; and

•	to transact such other business as may properly come before our annual meeting, or any adjournments or postponements of the meeting.

The Board of Directors of the Company has fixed the close of business on April 1, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at our annual meeting and any adjournments or postponements of the meeting.

To be sure that your shares are properly represented at our annual meeting, whether you attend or not, please complete, sign, date and promptly mail the enclosed proxy card in the enclosed envelope or follow the instructions on the enclosed proxy card for voting by telephone or through the internet. If your shares are held in “street name”, please contact your bank, broker or other holder of record to determine whether you will be able to transmit voting instructions by telephone or through the internet, or follow the instructions on the voting form they send to you.

Along with the attached proxy statement for our annual meeting, we are enclosing our annual report to stockholders, which includes our Form 10-K for our fiscal year ended December 31, 2009 and our related audited financial statements (the “Annual Report”). This proxy statement and the enclosed proxy card are first being mailed to stockholders on or about April 19, 2010.

BY ORDER OF THE BOARD OF DIRECTORS

Allison M. Fergus

Secretary

April 16, 2010

GENESEE & WYOMING INC.

Principal Executive Offices:

66 Field Point Road

Greenwich, Connecticut 06830

PROXY STATEMENT

Our Board of Directors, or the Board, is soliciting proxies to be voted at our annual meeting of stockholders to be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870, on May 27, 2010, at 10:00 a.m., local time, or at any adjournments or postponements of the annual meeting.

This proxy statement and the enclosed proxy card are first being mailed to you and other stockholders on or about April 19, 2010.

GENERAL INFORMATION

Why am I receiving this proxy statement?

Our Board is soliciting proxies for our annual meeting and we will bear the cost of this solicitation. Our Board has fixed the close of business on April 1, 2010 as the record date (“Record Date”) for our annual meeting. Only stockholders of record as of the Record Date are entitled to notice of and to vote at our annual meeting or at any adjournments or postponements thereof, in person or by proxy. You are receiving this proxy statement because you owned shares of our stock as of the close of business on the Record Date. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision when you do vote.

What will I be voting on?

•	to elect the four directors listed herein (see page 6)

•	to ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for our fiscal year ending December 31, 2010 (see page 59); and

•	to transact such other business as may properly come before our annual meeting or any adjournments or postponements of the meeting.

How do I vote?

You can vote either in person at our annual meeting or by proxy without attending our annual meeting. We urge you to vote by proxy even if you plan to attend our annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the annual meeting. If you attend the annual meeting in person, you may vote at the meeting and your proxy will not be counted.

If you do not plan to attend the annual meeting, you should follow the instructions set forth on the proxy card, being sure to complete it, to sign it, to date it and to mail it in the enclosed postage-paid envelope or follow the instructions on the enclosed proxy card for voting by telephone or through the internet. If your shares are held in street name, please contact your bank, broker or other holder of record to determine whether you will be able to transmit voting instructions by telephone or through the internet, or follow the instructions on the voting form they send to you.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the “stockholder of record.” We have sent the notice of annual meeting, proxy statement, annual report and proxy card directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The notice of annual meeting, proxy statement, annual report and proxy card have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

Can I vote by telephone or through the internet?

If you are a “stockholder of record” or a participant in our employee stock purchase plan, you may transmit voting instructions by telephone or through the internet by following the instructions on the enclosed proxy card. The deadline for transmitting voting instructions by telephone or through the internet is 11:59 p.m., Eastern Daylight Time, on May 26, 2010. If your shares are held in street name, please contact your bank, broker or other holder of record to determine whether you will be able to transmit voting instructions by telephone or through the internet, or follow the instructions on the voting form they send to you.

How many votes must be present to hold the meeting?

The holders of a majority of the voting power of the Company’s Class A common stock, par value $0.01 per share (“Class A Common Stock”) and Class B common stock, par value $0.01 per share (“Class B Common Stock”) must be present in person or by proxy to hold our annual meeting.

Can I change or revoke my vote?

Yes. If you are a stockholder of record or a participant in the employee stock purchase plan, you may change your vote at any time before your proxy is voted. The last vote cast is what counts. To change your vote, you must use the same means as you did to originally cast your vote, unless you vote in person at our annual meeting:

•	if you voted by telephone or through the internet, follow the same “vote by telephone” or “vote by internet” instructions on the enclosed proxy card; or

•	if you voted by mail, send written notice to our Secretary at the address set forth in this proxy statement.

If your shares are held in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record for procedures on revoking or changing your proxy vote.

How many votes do I have?

If you are a holder of our Class A Common Stock, then you are entitled to one vote per share of Class A Common Stock that you held as of the close of business on April 1, 2010. If you are a holder of our Class B Common Stock, then you are entitled to ten votes per share of Class B Common Stock that you held as of the close of business on April 1, 2010. All matters to be voted on at our annual meeting will be voted on by the holders of our Class A Common Stock and Class B Common Stock, voting together as a single class.

How many shares are entitled to vote?

As of the close of business on April 1, 2010, there were 38,734,668 shares of our Class A Common Stock issued, outstanding, and entitled to vote and 2,493,540 shares of our Class B Common Stock issued, outstanding, and entitled to vote.

How many votes are required for the proposals to pass?

Directors are elected by a plurality vote, which means that the four director nominees with the greatest number of votes cast, even if less than a majority, will be elected. The proposals to ratify the selection of PwC as our independent registered public accounting firm requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote on the matter.

What if I decide to abstain?

Abstentions will count as shares present for determining if a quorum is present at the annual meeting. Abstentions related to a proposal other than the election of directors will count as a “no” vote. Abstentions will have no impact in the context of the election of directors because directors are elected by a plurality vote.

What if I do not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter on the enclosed proxy card. If no specific instructions are given, proxies which are signed and returned will be voted FOR the election of each of the director nominees, FOR the proposal to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2010, and in accordance with the discretion of the holders of the proxy with respect to all other matters that properly come before our annual meeting or any adjournment or postponement thereof.

What if I don’t return my proxy card and don’t attend our annual meeting?

If you are a “stockholder of record” (that is, your shares are registered in your own name with our transfer agent) or a participant in our employee stock purchase plan and you do not vote your shares, your shares will not be voted. If you are a “beneficial owner” of shares held in “street name,” and you do not give your bank, broker or other holder of record specific voting instructions for your shares, under rules of the New York Stock Exchange (“NYSE”), your bank, broker or other holder of record will be unable to exercise discretionary authority for you with regard to the election of director nominees listed herein since you have not given the voting instructions. Since your bank, broker or other holder does not have discretionary authority to vote your shares, the votes with respect to these shares will be categorized as “broker non-votes” with regard to the election of director nominees listed herein. “Broker non-votes” will be counted for purposes of determining whether enough votes are present to hold our annual meeting. However, in determining whether a director nominee has been elected by the stockholders, abstentions and “broker non-votes” will not have any impact in the context of the election of directors because directors are elected by a plurality vote. Your bank, broker or other holder of record will have the authority to vote for or against the ratification of the appointment of PwC as our independent registered accounting firm for the fiscal year ending December 31, 2010 whether or not you give specific voting instructions.

What happens if a nominee for director declines or is unable to accept election?

If you vote by proxy, and if unforeseen circumstances make it necessary or desirable for our Board to substitute another person for a director nominee, we will vote your shares for that other person.

Will anyone contact me regarding this vote?

No arrangements or contracts have been made with any proxy solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

Will the annual meeting be webcast?

Our annual meeting will not be webcast.

What do I need to do if I want to attend the annual meeting?

You do not need to make a reservation to attend the annual meeting. However, please note that you will need to demonstrate that you were a stockholder on the record date to be admitted to the meeting. If your shares are held in the name of your bank, broker or other holder of record, you will need to bring evidence of your stock ownership. If you do not have proof that you owned our stock as of the record date, you may not be admitted to the meeting. Attendance at the annual meeting is limited to our stockholders of record as of the record date, members of their immediate families or their named representatives. We reserve the right to limit the number of representatives who may attend the meeting. Directions to the meeting are set forth under “Notice of Internet Availability of Proxy Materials.”

ANNUAL REPORT

Will I receive a copy of the Annual Report?

We have enclosed our Annual Report with this proxy statement. The Annual Report includes our audited financial statements for our fiscal year ended December 31, 2009, along with other financial information about our Company, which we urge you to read carefully.

How can I receive a copy of the Form 10-K?

Our Form 10-K is included in our Annual Report, which accompanies this proxy statement.

You can also obtain, free of charge, a copy of our Form 10-K by:

•	accessing our Internet site at www.gwrr.com and clicking on the “Investors” link;

•	writing to us at Genesee & Wyoming Inc., Corporate Communications, 66 Field Point Road, Greenwich, CT 06830; or

•	telephoning us at: (203) 629-3722.

You can also obtain a copy of our Form 10-K and other periodic filings that we make with the United States Securities and Exchange Commission (“SEC”) from the SEC’s EDGAR database at www.sec.gov.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our by-laws allow us to set the size of our Board to be between three and 15 directors, and currently our Board is composed of nine director positions. Our Restated Certificate of Incorporation provides for a classified Board, consisting of three classes of directors, with each class serving staggered three-year terms. As a result, only a portion of our Board is elected each year. Of the four directors identified below, Mr. Norkus is to be elected by our stockholders for a two-year term expiring in 2012, and each of Messrs. Ringo, Scudder and Lorentzen are to be elected by our stockholders for a three-year term expiring in 2013, or until their respective successors are duly elected and qualified.

Our Board unanimously recommends that stockholders vote FOR the election of each of

Michael Norkus, Philip J. Ringo, Mark A. Scudder and Øivind Lorentzen III.

Proposed For Election as Director

for a Two-Year Term Expiring in 2012

Name and Age on March 31, 2010	Principal Occupation, Business Experience and Other Directorships
Michael Norkus Age: 63 Director since 2009

Principal Occupation: Founder and President of Alliance Consulting Group since 1986

Business Experience: Vice President and Director of The Boston Consulting Group from 1975 to 1986

Other Directorships:

•    Overland Storage, Inc.—Nominating and Governance Committee Chairman and Audit Committee Member

•    Acco Brands Corporation—Compensation Committee Member and Audit Committee Member

Mr. Norkus currently serves as a member of the Governance Committee of our Board.

In connection with his nomination to the Board, the Board considered that Mr. Norkus founded a company that provides strategic, organizational and human resource consulting services to boards of directors and senior management teams. The Board believes that Mr. Norkus brings to the Board entrepreneurial experience and expertise in strategic planning, assisting companies with growth and organizational design.

Mr. Norkus was elected by the Board on July 23, 2009, subject to notice of acceptance and satisfactory completion of customary background checks. Mr. Norkus’ election became effective as of October 22, 2009. Mr. Norkus was recommended to the Board by Mr. Melzer. The recommendation was forwarded to Mr. Scannell as the Chair of the Governance Committee, who pursuant to our Governance Committee policies and procedures, contacted Mr. Norkus, interviewed him and arranged for him to be interviewed by our other directors. Mr. Scannell discussed Mr. Norkus’ qualifications as a director with the Governance Committee and the Board as appropriate and brought the matter to the Board for approval.

Proposed For Election as Director for a Three-Year Term Expiring in 2013

Name and Age on March 31, 2010	Principal Occupation, Business Experience and Other Directorships
Philip J. Ringo Age 68 Director since 1978

Principal Occupation: Senior Strategic Advisor to Elemica, a leading global supply services provider, since July 2009

Business Experience: Chairman and Chief Executive Officer of RubberNetwork.com, LLC, a tire and rubber industry strategic sourcing and technology consortium, from June 2001 to July 2009; Consultant to ChemConnect, Inc., an operator of an electronic marketplace for buyers and sellers of chemicals, feedstocks and plastics, from January 2001 to May 2001; President and Chief Operating Officer of ChemConnect, Inc. from March 1999 to January 2001; President and Chief Executive Officer of Chemical Leaman Tank Lines Inc., a trucking firm, from 1995 to 1998; President and Chief Operating Officer of The Morgan Group, Inc. and Chairman and Chief Executive Officer of Morgan Drive Away, Inc., a common and contract carrier for the manufactured housing and recreational vehicle industries, from 1992 to 1995

Other Directorships:

•    Internet Capital Group—Nominating and Governance Committee Member and Audit Committee Member

•    Trimac Equipment Leasing, Inc.—Compensation Committee Member and Audit Committee Chairman

Mr. Ringo currently serves as a member of the Audit and Governance Committees of our Board.

The Board believes that Mr. Ringo’s experience in the field of global supply services, as well as his transportation industry experience and information technology background, are particularly important to the Board.

Name and Age on March 31, 2010	Principal Occupation, Business Experience and Other Directorships
Mark A. Scudder Age 47 Director since 2003

Principal Occupation: Chief Executive Officer of Scudder Law Firm, P.C., L.L.O. since January 2010

Business Experience: President of Scudder Law Firm from 2002 to 2009; Attorney with Scudder Law Firm since 1993 representing public and private companies in mergers and acquisitions, financing transactions and general corporate matters, with a particular focus on the U.S. trucking industry

Other Directorships:

•    Knight Transportation, Inc.—Executive Committee Member until November 2007

•    Covenant Transport, Inc. until November 2007

Mr. Scudder currently serves as Chairman of the Compensation Committee of our Board.

The Board believes that Mr. Scudder’s background as a lawyer, his expertise in advising public companies on mergers and acquisitions and governance matters, and his extensive experience in the transportation industry provide a unique perspective to the Board.

Øivind Lorentzen III Age 59 Director since 2006

Principal Occupation: President and Chief Executive Officer of Northern Navigation International, Ltd. since June 1990

Business Experience: Founded Northern Navigation International, Ltd. in 1990; Chairman of NFC Shipping Funds from 2001 to 2008

Other Directorships:

•    SEACOR Holdings Inc.—Lead Director and Chairman of the Audit Committee

Mr. Lorentzen currently serves as Chairman of the Audit Committee of our Board.

The Board believes that Mr. Lorentzen’s experience as the founder, President and Chief Executive Officer of an international shipping company provides the Board with valuable experience in evaluating international opportunities and addressing financial and accounting matters.

Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions, proxies in the enclosed form will be voted FOR the election of Messrs. Norkus, Ringo, Scudder and Lorentzen. Our Board does not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the voting of the proxies, the persons named in the enclosed proxy card reserve the right to vote for such substitute nominee or nominees as they, in their discretion, may determine.

Directors Whose Terms Do Not Expire at the Annual Meeting

The following table sets forth certain information with respect to each of our directors whose term in office does not expire at the annual meeting.

Terms Expiring at Annual Meeting in 2011

Name and Age on March 31, 2010	Principal Occupation, Business Experience and Other Directorships
Mortimer B. Fuller III Age 67 Director since 1973

Principal Occupation: Chairman of the Board of Genesee & Wyoming Inc. since January 1, 2010

Business Experience: Executive Chairman of Genesee & Wyoming Inc. from 2007 to December 31, 2009; Chairman of the Board and Chief Executive Officer of Genesee & Wyoming Inc. from 1977 to 2007 and President of Genesee & Wyoming Inc. from 1977 to 1997

The Board believes that Mr. Fuller’s previous experience as the founder and Chief Executive Officer of Genesee & Wyoming Inc. gives him invaluable insights into the Company’s challenges, opportunities and operations.

John C. Hellmann Age 39 Director since 2006

Principal Occupation: Chief Executive Officer of Genesee & Wyoming Inc. since 2007 and President since 2005

Business Experience: Chief Financial Officer of Genesee & Wyoming Inc. from 2000 to 2005

Other Directorships:

•    Association of American Railroads

The Board recognizes that Mr. Hellmann has been extensively involved with orchestrating the Company’s growth in his existing and previous managerial capacities, which provides him with in-depth knowledge of the Company’s operations. Mr. Hellmann’s significant international business experience was also considered, along with his knowledge of finance and accounting matters.

For additional information on Mr. Hellmann’s business experience see “Executive Officers.”

Name and Age on March 31, 2010	Principal Occupation, Business Experience and Other Directorships
Robert M. Melzer Age 69 Director since 1997

Principal Occupation: Retired

Business Experience: President and Chief Executive Officer of Property Capital Trust (real estate investment trust) from 1992 to 1999; Chief Financial Officer of Property Capital Trust from 1990 to 1996

Other Directorships:

•    The Cronos Group—Audit Committee Chairman, Special Litigation Committee Member and Transaction Committee Member until August 2007

Mr. Melzer currently serves as a member of the Audit and Compensation Committees of our Board.

Mr. Melzer’s extensive knowledge of all facets of managing an organization and his expertise in deal structuring, financial and accounting matters are of significant importance to the Board.

Terms Expiring at Annual Meeting in 2012

Name and Age on March 31, 2010	Principal Occupation, Business Experience and Other Directorships
David C. Hurley Age 68 Director since 2005

Principal Occupation: Vice Chairman of PrivatAir Holdings, SA, a provider of corporate aircraft and aircraft management, from 2003 to 2010

Business Experience: Chief Executive Officer of PrivatAir Holdings, SA, which acquired Flight Services Group, from 1999 to 2003; Founder, Chairman, President and Chief Executive Officer of Flight Services Group from 1983 to 1999

Other Directorships:

•    Hexcel Corporation—Audit Committee Member

•    ExelTech Aerospace—Governance and Human Resources Committee Member

•    Applied Energetics—Governance and Nominating Committee Member

•    Genesis Lease Limited—Audit Committee Member, Nominating and Corporate Governance Committee Member and Compensation Committee Chairman until March 2010

•    B/E Aerospace—Audit Committee Member and Governance Committee Member until May 2006

•    Ionatran Corporation—Chairman of the Board, Audit Committee Member and Compensation Committee Member until March 2008

Name and Age on March 31, 2010	Principal Occupation, Business Experience and Other Directorships

Mr. Hurley currently serves as a member of the Compensation Committee of our Board.

In connection with his nomination to the Board, the Board considered Mr. Hurley’s experience as a Chief Executive Officer in the transportation field and his extensive service on the boards of directors of public companies, which the Board believes is a great benefit.

Peter O. Scannell Age 50 Director since 2003

Principal Occupation: Founder and Managing General Partner of Rockwood Holdings LP, a private investment firm focused on the acquisition and development of operating businesses, since 1986

Business Experience: Chairman and Chief Executive Officer of Rockwood Service Corporation, a materials testing and inspection firm, since 1990; Chairman and Chief Executive Officer of Kane Holding Company, a manufacturer of architectural products, since 1989

Mr. Scannell currently serves as Chairman of the Governance Committee of our Board.

Mr. Scannell founded a company that focuses on the acquisition and development of operating businesses. His experience with growth companies and organizational design provide an important perspective to the Board.

RELATED PERSON TRANSACTIONS AND OTHER INFORMATION

Non-Management Directors

Commercial Relationship with Sperry Rail. Mr. Scannell, a current director whose term expires in 2012, is the Chairman and Chief Executive Officer of Rockwood Service Corporation. One of Rockwood Service Corporation’s subsidiaries, Sperry Rail, Inc. (“Sperry Rail”), provides rail flaw inspection services to railroads, including to a number of our subsidiaries. Mr. Scannell is also a significant indirect stockholder of Sperry Rail. For the year ended December 31, 2009, the billings for those services were approximately $729,865 which, according to representations made by Mr. Scannell, accounted for less than 1% of the 2009 consolidated gross revenue of Sperry Rail.

Other

Class B Stockholders’ Agreement. The Company, Mortimer B. Fuller III, our Chairman of the Board, our officers with policy-making functions who are subject to the reporting obligations of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as set forth on page 24 (collectively, the “Executive Officers”), and all holders of our Class B Common Stock are parties to a Class B Stockholders’ Agreement dated as of May 20, 1996. Under the agreement, if a party proposes to transfer shares of Class B Common Stock in a transaction that would result in the automatic conversion of those shares into shares of Class A Common Stock, the Executive Officers have the right to purchase up to an aggregate of 50% of those shares, and Mr. Fuller has the right to purchase the balance, all at the then-current market price of the Class A Common Stock. If Mr. Fuller does not purchase the entire balance of the shares, the Executive Officers, excluding Mr. Fuller, have the right to purchase the shares that remain. In the event the employment of any Executive Officer, excluding Mr. Fuller, terminates, these purchase rights also apply to any Class B Common Stock held by the Executive Officer. The effect of this agreement is to concentrate ownership of the Class B Common Stock, which entitles the holders thereof to ten times the voting power per share of the Class A Common Stock, in the hands of our management, particularly Mr. Fuller. See “Security Ownership of Certain Beneficial Owners and Management.”

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

The Board adopted a written Related Person Transaction Policy which requires (1) the review and approval, or ratification, by the Governance Committee, or by a Sub-Committee of the Board composed solely of independent directors who are disinterested, of all related person transactions that would be required to be disclosed pursuant to the rules and regulations of the SEC and (2) that any employment relationship or employment transaction involving an executive officer and any related compensation to such executive officer must be approved by the Compensation Committee of the Board of Directors or recommended by the Compensation Committee to the Board for its approval. In connection with the review and approval or ratification of related person transactions, management must disclose the material terms of the transaction, including the approximate dollar value associated with the transaction and the nature of the related person’s interest in the transaction. Information with respect to compliance with any applicable agreements and any disclosure obligations must also be provided. To the extent the transaction involves an independent director, consideration must also be given, as applicable, to the NYSE listing standards, our categorical standards of independence included in our Corporate Governance Guidelines, the requirements of Internal Revenue Code (“IRC”) Section 162(m) and other relevant rules under the Exchange Act related to independence.

CORPORATE GOVERNANCE

Director Independence

General

Pursuant to the General Corporation Law of the State of Delaware, the state where we are organized, and our by-laws, our business, property and affairs are managed by or under the direction of our Board. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer (“CEO”) and other officers, by reviewing materials provided to them by management, by participating in meetings of the Board and its committees and by visiting various facilities and operations. We currently have nine Board members, including seven independent non-management directors, one management director and our Chairman.

Corporate Governance Principles and Categorical Independence Standards

In order to provide guidance on the composition and function of our governing body, our Board adopted our Corporate Governance Principles, which include, among other things, our categorical standards of director independence. These categorical independence standards establish certain relationships that our Board, in its judgment, has deemed to be material or immaterial for purposes of assessing a director’s independence. In the event a director maintains any relationship with us that is not addressed in these standards, the independent members of our Board or the Governance Committee, as applicable, will determine whether such relationship is material and whether such relationship would compromise the director’s independence under our Related Person Transaction Policy. The criteria applied by the Board in determining a director’s independence also comport with the NYSE standards regarding director independence. You may find a link to our Corporate Governance Principles, which includes our independence standards, on our website at www.gwrr.com under the Governance link. We will provide a printed copy of the Corporate Governance Principles free of charge to any stockholder or interested party upon request to our Company’s Corporate Communications department.

Evaluations of Director Independence

The Governance Committee undertook its annual review of director independence and reviewed with our Board its findings. During this review, our Board considered transactions and relationships between each director and nominee (or members of their immediate families) and our Company, its subsidiaries and affiliates, including those reported under “Related Person Transactions and Other Information” above. Our Board also examined transactions and relationships between directors, the nominees, or their affiliates and members of our senior management. The purpose of this review was to determine whether any such relationships or transactions compromised a director’s independence.

As a result of this review, our Board affirmatively determined that all of our directors and nominees for director are independent, with the exception of Mortimer B. Fuller III and John C. Hellmann. By virtue of their positions in 2009 and previously as Executive Officers of our Company, Messrs. Fuller and Hellmann are not considered independent directors.

In reaching its conclusion regarding each of the other directors and nominees for director, our Board considered that our Company and its subsidiaries in the ordinary course of business purchase products and services from Sperry Rail and that Mr. Scannell serves as an executive officer of the parent company of Sperry Rail and is also a significant indirect stockholder of Sperry Rail. As discussed above, the amount paid to, received or otherwise claimed from Sperry Rail was less than 1% of Sperry Rail’s 2009 consolidated revenues. Our Board also determined that the Sperry Rail relationship was not otherwise material to us or to Mr. Scannell personally and therefore determined that this relationship did not impair the independence of Mr. Scannell.

Our Board has also determined that all of the directors who serve on board committees are “independent” for purposes of Section 303A of the Listed Company Manual of the NYSE, that the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Exchange Act and that the members of the Compensation Committee are “outside directors” within the meaning of Section 162(m) of the IRC and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.

Leadership and Board Structure

The Board believes that the decision as to whether to combine or separate the Chief Executive Officer and Chairman positions will depend on the facts and circumstances facing the Company at a given time and could change over time. In today’s challenging economic and regulatory environment, directors, more than ever, are required to spend a substantial amount of time and energy in successfully navigating a wide variety of issues and guiding the policies and practices of the companies they oversee. To that end, we believe that, although we do not have a formal policy with respect to separation of the Chairman and Chief Executive Officer, that having a separate Chairman, whose sole job is to lead the Board, allows our Chief Executive Officer, Mr. Hellmann, to completely focus his time and energy on running the day-to-day operations of our Company. We believe that this structure is particularly effective for our Company since our Chief Executive Officer and our Chairman have open lines of communication and an excellent working relationship that has developed over the last ten years when our Chairman, Mr. Fuller, served as Chairman and Chief Executive Officer and our current Chief Executive Officer served as Chief Financial Officer, and later, as President.

The Board currently has nine members and the following three standing committees: Audit, Compensation and Governance. Each of the three committees is led by an independent director, and we believe that the number of independent, experienced directors that make up our Board, along with the independent leadership of each of our committees, benefits our Company and our stockholders. During 2009, the Board also formed two ad hoc committees to address ongoing litigation matters and matters related to our June 2009 equity offering. The following table shows the membership of each of our Board’s committees and the number of meetings held by each of those committees during 2009:

Director	Audit Committee	Compensation Committee	Governance Committee	Litigation Subcommittee	Equity Offering Subcommittee
David C. Hurley		X
Øivind Lorentzen III	Chair
Robert M. Melzer	X	X		X	X
Michael Norkus (1)			X
Philip J. Ringo	X		X
Peter O. Scannell			Chair
Mark A. Scudder		Chair		X	X
M. Douglas Young (2)			X
2009 Meetings	10	7	5	1	2

(1)	Effective October 22, 2009, Mr. Norkus joined the Board.
(2)	Effective May 27, 2009, Mr. Young retired from the Board.

Committee Charters

Our Board has adopted a charter for each of the three standing committees that addresses the composition and function of each committee. You may find links to these materials on our website at www.gwrr.com under the Governance link.

Audit Committee

The Audit Committee assists our Board in fulfilling its responsibility relating to the oversight of: (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent registered public accounting firm. The Report of the Audit Committee relating to 2009 appears on page 58 of this proxy statement. Our Board has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that Mr. Melzer qualifies as an “Audit Committee Financial Expert” as defined by applicable SEC regulations and that he has “accounting or related financial management expertise” within the meaning of the listing standards of the NYSE. The Board reached its conclusion as to Mr. Melzer’s qualification based on, among other things, his education and experience, most notably his service as the Chief Financial Officer of Property Capital Trust from 1990 through 1996 and his previous experience as an audit committee chairman at another public company.

Compensation Committee

The Compensation Committee discharges the responsibilities of our Board relating to the oversight of our compensation program and the compensation of our Executive Officers and other key personnel. The Compensation Committee’s report relating to 2009 appears on page 38 of this proxy statement. Each of the members of the Compensation Committee is “independent” for purposes of the NYSE Rules, an “outside director” within the meaning of Section 162(m) of the IRC and a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. Pursuant to the Compensation Committee Charter, the Compensation Committee is entitled to delegate any or all of its responsibilities to a subcommittee composed of members of the Compensation Committee. The Compensation Committee has delegated authority to the CEO, in his capacity as a director, to approve grants of options to newly hired or promoted employees who are not Executive Officers, subject to an option grant date fair value limit of $200,000. The Compensation Committee reports and makes recommendations to the Board regarding executive compensation policies and our compensation program, when necessary, and informs the other members of the Board about its decisions regarding compensation for the CEO and other Executive Officers. The Compensation Committee also has the authority under its charter to retain outside consultants or advisors as it deems necessary or advisable. Additional information with respect to the Compensation Committee’s retention of outside advisors is set forth under “Executive Compensation—Compensation Discussion and Analysis” beginning on page 26 of this proxy statement.

Compensation Committee Processes and Procedures

In performing its duties, the Compensation Committee meets periodically with our CEO. Our CEO participates in discussions of the Compensation Committee and makes recommendations, but he does not vote or otherwise participate in the Compensation Committee’s ultimate determinations. Our Board believes that it is prudent to have our CEO participate in these discussions because his evaluations and recommendations with respect to the compensation and benefits paid to Executive Officers other than himself are extremely valuable to the Compensation Committee. Additional information with respect to the participation of our CEO with respect to matters that are the responsibility of the Compensation Committee is set forth under “Executive Compensation—Compensation Discussion and Analysis” beginning on page 26 of this proxy statement.

Governance Committee

The Governance Committee assists our Board in fulfilling its responsibility relating to corporate governance by: (1) identifying individuals qualified to become directors and selecting or recommending that our Board select the candidates for all directorships to be filled by our Board; (2) developing and recommending the content of our Corporate Governance Principles to our Board and (3) otherwise taking a leadership role in shaping our corporate governance. In evaluating candidates for directorships, our Board, with the help of the Governance Committee, takes into account a variety of factors it considers appropriate, which include certain minimum individual qualifications including strength of character, mature judgment, industry knowledge or experience and an ability to work collegially with other members of the Board. Other factors considered in evaluating candidates include the following: leadership skills; general business acumen and experience; broad knowledge of the rail freight business or of other modes of transportation; knowledge of strategy, finance and international business; government affairs related to transportation; legal considerations; experience with corporate governance; age; number of other board seats; and willingness to commit the necessary time to ensure an active Board whose members work well together and possess the collective knowledge and expertise required. Although the Governance Committee does not have a specific policy with respect to diversity, diversity is considered when evaluating candidates for directorship. The Governance Committee is also tasked with, among other matters, the responsibility for reviewing and recommending compensation of non-management directors to the Board. Additional information on changes to non-management director compensation in 2009 is set forth under “2009 Director Compensation—Directors’ Cash Compensation—Board and Committee Fees” on page 21 of this proxy statement.

Stockholder Recommendations for Director Nominations

As noted above, the Governance Committee considers and establishes procedures regarding recommendations for nomination to our Board, including nominations submitted by stockholders. Such recommendations should be sent to the attention of our Secretary. Any recommendations submitted to the Secretary should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include the information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as one of our directors if elected. Stockholders must also satisfy the notification, timeliness, consent and information requirements set forth in our by-laws. For an explanation of such requirements, see “Stockholder Proposals for 2011 Annual Meeting” on page 60 of this proxy statement.

The Governance Committee evaluates all potential candidates in the same manner, regardless of the source of the recommendation. Based on the information provided to the Governance Committee, it will make an initial determination whether to conduct a full evaluation of a candidate. As part of the full evaluation process, the Governance Committee may conduct interviews, obtain additional background information and conduct reference checks of candidates. The Governance Committee may also ask the candidate to meet with management and other members of our Board. When the Governance Committee reviews a potential candidate, the Governance Committee considers the candidate’s qualifications in light of the needs of the Board and the Company at that time, given the current mix of director attributes. In evaluating a candidate, our Board, with the assistance of the Governance Committee, also takes into account a variety of additional factors as described in our Corporate Governance Principles.

Meeting Attendance

During 2009, our Board held five in person meetings and three telephonic meetings, and our Board’s standing and ad hoc committees held a total of 25 meetings. During 2009, each director attended 96% or more of the aggregate of (a) the total number of meetings of the Board held and (b) the total number of committee meetings. There was only one meeting of the Board where the full Board was not in attendance. All directors attended last year’s annual meeting of stockholders.

Independent Sessions

Our Corporate Governance Principles require our independent directors to have at least four regularly scheduled meetings per year without management present. Our independent directors met without management presence at each of the four regularly scheduled meetings during 2009. During these sessions, the director acting in the role of presiding director is chosen by the directors based upon the topics under consideration.

Communicating with the Board

Stockholders and other interested parties who would like to communicate directly with our Board, our non-management directors or any individual director may do so by writing to our Secretary at Genesee & Wyoming Inc., 66 Field Point Road, Greenwich, Connecticut 06830 and specifying whether such communication is addressed to the attention of (1) the Board as a whole, (2) non-management directors as a group or (3) the name of the individual director, as applicable. Communications will be distributed to our Board, non-management directors as a group or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our Board has requested that certain items that are unrelated to its duties and responsibilities should be excluded, such as junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements.

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request. Any concerns relating to accounting, internal controls or auditing matters will be brought to the attention of our Audit Committee. In addition, for such matters, stockholders and other interested parties are encouraged to use our hotline, which is discussed below.

Hotline for Accounting or Auditing Matters

As part of the Audit Committee’s role to establish procedures for the receipt of complaints regarding accounting, internal accounting controls or auditing matters, we established a hotline for the confidential and anonymous submission of concerns regarding questionable accounting or auditing matters. Any matters reported through the hotline that involve accounting, internal controls over financial reporting or audit matters, or any fraud involving management or persons who have a significant role in our internal controls over financial reporting, will be reported to the Chairman of our Audit Committee. Our hotline number in the United States and Canada is 1800-589-3280. In Australia, our hotline number is 1800-141-924 and in the Netherlands, our hotline number is 0800-022-5890.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s compensation policies, practices, plans and arrangements. The Audit Committee oversees management of financial risks. The Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating particular types of risk and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. In addition, the Company’s Chief Financial Officer (“CFO”) is responsible for the Company’s Enterprise Risk Management function and reports both to the CEO and to the Audit Committee in this capacity. In fulfilling his risk management responsibilities, the CFO works closely with other Executive Officers to keep the Audit Committee and the Board apprised of the Company’s ongoing Enterprise Risk Management efforts.

Code of Ethics

We have a Code of Ethics applicable to all employees of our Company, including our Executive Chairman (if any), CEO, CFO, Chief Accounting Officer and, to the extent it applies to their activities, all members of our Board. You can find a link to our Code of Ethics on our website at www.gwrr.com under the Governance link, and we will provide a printed copy of our Code of Ethics, free of charge, to any stockholder or other interested party upon request to our Corporate Communications department. To the extent required to be disclosed, we will post amendments to, and any waivers or implied waivers from, our Code of Ethics at the same location on our website as our Code of Ethics.

Board Evaluations

Each year, our Board evaluates its performance through a self-evaluation process developed by the Governance Committee. Each member of our Board provides specific feedback on various aspects of the Board’s role, organization and meetings, and the Chairman of our Governance Committee presents the findings of the self-evaluation process to our Board. As part of the evaluation, our Board develops, as appropriate, recommendations to enhance its effectiveness in the year to come. In addition to this process, each committee of our Board conducts its own annual performance evaluation.

2009 DIRECTOR COMPENSATION

The following table and footnotes provide information on the compensation of our directors, other than to our Chairman and our CEO. In the paragraph following the table and footnotes, we describe our standard compensation arrangements for service on the Board, including service on Board committees, the annual retainer and meeting fees for the year ended December 31, 2009.

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)	All Other Compensation (4)	Total
David C. Hurley	$48,450	$61,107	$2,500	$112,057
Øivind Lorentzen III	58,900	63,716	—	122,616
Robert M. Melzer	58,900	63,675	5,000	127,575
Michael Norkus (5)	8,271	67,744	—	76,015
Philip J. Ringo	53,200	62,268	5,000	120,468
Peter O. Scannell	50,350	61,592	5,000	116,942
Mark A. Scudder	56,050	63,022	2,750	121,822
Hon. M. Douglas Young, P.C. (6)	20,425	5,093	—	25,518

(1)	Messrs. Fuller and Hellmann receive no additional compensation for their services as directors during 2009 and are not included in the table above.
(2)	Reflects amounts earned during 2009, all of which were deferred. Our non-management directors can elect to defer their director compensation and in lieu of cash receive payments for fees earned in the form of deferred stock units (“DSUs”), with a value equal to 125% of the cash fees earned. For 2009, all of the Company’s non-management directors elected to receive all of their payments in the form of DSUs.
(3)	Reflects the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (FASB), Accounting Standards Codification Topic 718 “Compensation—Stock Compensation,” (“ASC Topic 718”), without taking into account estimated forfeitures, with respect to restricted stock awards (“restricted stock”) and DSUs that have been issued to our non-management directors under the Amended and Restated 2004 Omnibus Incentive Plan (“Omnibus Plan”) in 2009. For a discussion of the assumptions made in the valuations, refer to Note 15 to our consolidated financial statements for the fiscal year ended December 31, 2009. In lieu of cash, our non-management directors can elect to receive payments for fees earned in the form of DSUs, which are deferred stock units, with a value equal to 125% of the cash fees earned. For 2009, all of the Company’s non-management directors elected to receive all of their payments in the form of DSUs. In addition to the grant date fair value of the annual restricted stock awards, the Stock Awards column includes the grant date fair value with respect to the 25% premium associated with the DSU awards. The fees forgone by these directors in favor of the DSUs are included in the Fees Earned or Paid in Cash column. Details of stock awards are set forth in the table below.
(4)	Reflects company contributions to the Directors’ Matching Gift Plan described in additional detail below.
(5)	Effective October 22, 2009, Mr. Norkus joined the Board.
(6)	Effective May 27, 2009, Mr. Young retired from the Board.

The following table details grants of stock awards to each of our non-management directors in 2009. The table includes the grant date and grant date fair value of each 2009 stock award, and the aggregate number of outstanding, unvested stock awards held by each of the non-management directors, as of December 31, 2009:

Name	Grant Date (a)	Stock Awards (#)	Grant Date Fair Value (b)	Total Number of Outstanding, Unvested Stock Awards (#) (c)
David C. Hurley	3/31/2009	148	$3,203
	5/27/2009	1,814	48,978
	6/30/2009	130	3,453
	9/30/2009	89	2,735
	12/31/2009	83	2,738
				1,814

Name	Grant Date (a)	Stock Awards (#)	Grant Date Fair Value (b)	Total Number of Outstanding, Unvested Stock Awards (#) (c)
Øivind Lorentzen III	3/31/2009	143	$3,095
	5/27/2009	1,814	48,978
	6/30/2009	170	4,515
	9/30/2009	116	3,565
	12/31/2009	108	3,563
				3,289

Robert M. Melzer	3/31/2009	159	$3,441
	5/27/2009	1,814	48,978
	6/30/2009	183	4,860
	9/30/2009	104	3,196
	12/31/2009	97	3,200
				3,121

Michael Norkus	3/31/2009	—	$—
	6/30/2009	—	—
	9/30/2009	—	—
	10/22/2009	2,054	65,666
	12/31/2009	63	2,078
				2,054

Philip J. Ringo	3/31/2009	126	$2,727
	5/27/2009	1,814	48,978
	6/30/2009	165	4,382
	9/30/2009	97	2,981
	12/31/2009	97	3,200
				3,289

Peter O. Scannell	3/31/2009	129	$2,792
	5/27/2009	1,814	48,978
	6/30/2009	141	3,745
	9/30/2009	99	3,042
	12/31/2009	92	3,035
				1,814

Mark A. Scudder	3/31/2009	173	$3,744
	5/27/2009	1,814	48,978
	6/30/2009	159	4,223
	9/30/2009	99	3,042
	12/31/2009	92	3,035
				3,289

Hon. M. Douglas Young, P.C.	3/31/2009	115	$2,489
	6/30/2009	85	2,604
	9/30/2009	—	—
	12/31/2009	—	—
				—

(a)	The May 27, 2009 and October 22, 2009 grants relate to the annual restricted stock awards issued to the non-management directors, which are subject to vesting conditions. See additional discussion below under “Restricted Stock Grants.” All other grants relate to the director’s election to receive DSUs as payment in lieu of cash payments for their annual retainer and Board and Committee meeting fees. The number of DSUs shown as awarded and the grant date fair value thereof reflect only the 25% premium associated with the DSU awards. See “Deferral of Cash Compensation” below.

(b)	This column shows the full grant date fair value of restricted stock awards and the 25% premium associated with the DSU awards granted in 2009, computed in accordance with ASC Topic 718. The grant date fair value is the amount that the Company will expense in its financial statements over the award’s required period of service, not taking into account any estimated forfeitures as required by ASC Topic 718.
(c)	Notwithstanding any deferral elections by non-management directors, DSUs are deemed to be vested on the grant date and are therefore not included in outstanding unvested stock awards as of December 31, 2009.

The following table shows the aggregate number of outstanding option awards held by each of our non-management directors as of December 31, 2009. There were no grants of options to our non-management directors in 2009. We ceased option awards to non-management directors in 2003.

Name	Total Number of Outstanding Option Awards (#)
David C. Hurley	—
Øivind Lorentzen III	—
Robert M. Melzer	5,063
Michael Norkus	—
Philip J. Ringo	5,063
Peter O. Scannell	10,125
Mark A. Scudder	10,125
Hon. M. Douglas Young, P.C.	—

Directors’ Cash Compensation

General

During fiscal year 2009, our non-management directors earned an aggregate amount of $354,546 in fees for service on our Board and its committees. We also reimburse our non-management directors for travel expenses in connection with their attendance of Board and committee meetings and trips to our facilities and operations. Our non-management directors are also granted DSUs representing shares of our Class A Common Stock associated with the deferral of fees for service on our Board, committees and chair fees as discussed below under “Deferral of Cash Compensation.” Only our non-management directors are entitled to receive fees for Board service.

Board and Committee Fees

In 2009, our non-management directors, Board and Committee fees included an annual retainer of $30,000, with an additional fee of $2,000 for each Board meeting the director attended in person and $1,000 for each Board meeting the director attended telephonically. Directors who served on a Board committee (including an ad hoc committee) received a $1,000 fee for each committee meeting attended in person or telephonically. In addition, the Chairman of the Audit Committee is entitled to receive an additional annual retainer of $10,000, and the Chairman of the Governance Committee and the Chairman of the Compensation Committee each receive an additional annual retainer of $5,000. These fees are pro-rated and paid quarterly.

In recognition of the weak economic environment, beginning in February 2009 the non-management directors voluntarily reduced their 2009 compensation by 5%. The reduction applied to the Board and Committee fees described above (but not reflected in the above description of such fees), as well as to the restricted stock awards.

Fees Paid or Earned in Cash

The following table outlines the fees earned by each of our non-management directors in 2009 for service on our Board, but excludes any additional amounts associated with the deferral of fees discussed below:

		Committee Meeting Fees		Board Meeting Fees
Name	Annual Retainer	In person	Telephonic	In person	Telephonic	Chair Fees	Total
David C. Hurley	$28,500	$4,750	$2,850	$9,500	$2,850	$—	$48,450
Øivind Lorentzen III	28,500	3,800	4,750	9,500	2,850	9,500	58,900
Robert M. Melzer	28,500	8,550	9,500	9,500	2,850	—	58,900
Michael Norkus (1)	5,421	—	—	1,900	950	—	8,271
Philip J. Ringo	28,500	8,550	4,750	9,500	1,900	—	53,200
Peter O. Scannell	28,500	4,750	—	9,500	2,850	4,750	50,350
Mark A. Scudder	28,500	4,750	5,700	9,500	2,850	4,750	56,050
Hon. M. Douglas Young, P.C. (2)	11,875	2,850	—	5,700	—	—	20,425

Total	$188,296	$38,000	$27,550	$64,600	$17,100	$19,000	$354,546

(1)	Effective October 22, 2009, Mr. Norkus joined the Board.
(2)	Effective May 27, 2009, Mr. Young retired from the Board.

Deferral of Cash Compensation

Under the Omnibus Plan, each non-management director can elect to have all or a portion of his earned annual retainer, Board and committee fees, and chair fees paid in DSUs representing shares of our Class A Common Stock. To the extent a director elects to defer all or a portion of these fees, the participating director’s account is credited on a quarterly basis with DSUs having a value equal to 125% of the cash compensation he elected to defer. Specifically, the number of DSUs credited to each participating director’s account is equal to the result obtained by dividing the dollar amount credited to such director’s account by the per share market price of the Class A Common Stock at the close of business on the second to last business day of the quarter in which such director would have otherwise been entitled to receive the cash compensation and multiplying that amount by 1.25. The number of DSUs in the accounts are subject to customary anti-dilution adjustments. A non-management director is not entitled to vote or transfer the Class A Common Stock represented by the DSUs in his account until the shares represented by DSUs are issued to him. These shares will be issued to the participating director or his designated beneficiaries (1) on the deferred payment date previously elected by him or (2) if earlier, upon his death, long-term disability or cessation of service as a director. In 2009, our non-management directors received additional shares valued at $88,637 resulting from the 25% premium associated with the deferral of fees for service on our Board, and committee and chair fees.

Restricted Stock Grants

In 2009, our non-management directors received an annual equity award in the form of a grant of restricted stock with a value equal to approximately $57,000, based on a 12-month average stock price on the date of grant. The $57,000 reflects the voluntary 5% discount described above. The grants are made on the date of the annual meeting or the date on which a new, non-management director joins the Board. In 2009, each non-management director (other than Mr. Norkus) received an annual equity award in the form of a grant of restricted stock with a value of $57,000 on May 27, 2009, based on a 12-month average stock price of $31.43. Mr. Norkus received his annual equity award in the form of a grant of restricted stock on October 22, 2009 (the date he joined the Board), based on a 12-month average stock price of $27.75. The grant date fair values of these awards, computed in accordance with ASC Topic 718, without taking into account estimated forfeitures, is shown in the table on pages 19 and 20. For the first year of a director’s three-year term, the annual restricted stock grant vests in three equal installments on the dates of each of the next three annual meetings. For the second year of the director’s three-year term, the annual restricted stock grant vests in two equal installments on the dates of each of the next two annual meetings. For the final year of the directors’ three-year term and for new, non-management directors that have yet to be elected by our stockholders, the entire amount of the annual restricted stock grant vests on the date of the following year’s annual meeting.

Director Stock Ownership Guidelines

Our Board believes that ownership of our stock by our directors aligns their interests with the interests of our stockholders. Therefore, our Board has adopted stock ownership guidelines that require our non-management directors to beneficially own 5,000 shares within five years of first being elected to our Board. All our non-management directors (other than Mr. Norkus, who joined the Board in October 2009) have met these share ownership guidelines.

Directors’ Matching Gift Plan

Our Directors’ Matching Gift Plan is designed to provide an additional incentive for our non-management directors to contribute to educational, cultural, environmental and charitable organizations of their choice. We will match gifts up to a total of $5,000 per donor per year. Non-educational recipient organizations must be tax-exempt under Section 501(c)(3) of the IRC and must not be a religious organization. In addition, arts or cultural organizations must be open to and operated for the benefit of the public; environmental conservation organizations must be affiliated with national, regional or state-level organizations, must provide public benefits beyond individual communities and must engage in conservation efforts related to land, air and water use; and charitable organizations must be affiliated with local, state-regional or state-level organizations. Educational institutions can either be secondary schools, schools which offer two-year or four-year degrees above the high school level, graduate level schools or programs, accredited educational institutions or educational institutions that are tax-exempt under Section 501(c)(3) of the IRC. In 2009, we contributed $20,250 pursuant to this plan. All charitable deductions made pursuant to this plan are taken solely by our Company, and our individual directors do not derive any personal financial benefit from the plan’s implementation.

EXECUTIVE OFFICERS

As of January 1, 2010

John C. Hellmann, age 39, has been a director since 2006, our CEO since June 2007 and our President since May 2005. Previously, Mr. Hellmann was our CFO from 2000 to May 2005. Prior to that, Mr. Hellmann was an investment banker at Lehman Brothers Inc. and Schroder & Co. Inc. Mr. Hellmann also worked for Weyerhaeuser Company in Japan and the People’s Republic of China. Mr. Hellmann has an A.B. from Princeton University, an M.B.A. from the Wharton School of the University of Pennsylvania and an M.A. in International Studies from the Johns Hopkins University School of Advanced International Studies (SAIS).

Timothy J. Gallagher, age 47, has been our CFO since May 2005. Prior to joining the Company, Mr. Gallagher was Senior Vice President and Treasurer of Level 3 Communications from 2004 to 2005. Prior to that, Mr. Gallagher held a number of senior financial positions during nearly five years at WilTel Communications and eight years at BP Amoco Corporation. Mr. Gallagher has a B.S.E. from Princeton University, an M.B.A. from the Wharton School of the University of Pennsylvania and an M.S. in Financial Mathematics from the University of Chicago.

James W. Benz, age 61, has been our Chief Operating Officer since May 2005. Previously, Mr. Benz was President of our Rail Link region for eight years. He founded Rail Link, Inc. in 1987, which was subsequently acquired by us in 1996, and he built the business into one of our largest operating units. His 38 years of railroad industry experience have included positions with the Seaboard Coast Line and CSX Transportation. Mr. Benz has a B.S. in Business Administration from the University of Tennessee. Mr. Benz also completed Harvard University’s Advanced Management Program in 2006.

Allison M. Fergus, age 36, has been our General Counsel and Secretary since October 2006. Ms. Fergus joined the Company as Senior Counsel in November 2005. Prior to joining the Company, Ms. Fergus was an associate at Shearman & Sterling LLP in New York where she practiced in the capital markets group from 2001 to 2005. Prior to her employment at Shearman & Sterling, Ms. Fergus worked in the treasury group of Omnicom Group Inc. and at JPMorgan Chase, formerly Chase Manhattan Bank. Ms. Fergus has a B.S. in Finance and International Business from Georgetown University and a J.D. from Fordham University School of Law.

Christopher F. Liucci, age 41, joined the Company as Chief Accounting Officer and Global Controller in March 2006. Prior to joining the Company, Mr. Liucci worked with Genencor International, Inc. as Director of Global Financial Planning and Reporting from 1998 to 2006 and Controller of Financial Reporting/Internal Controls from 1997 to 1998. Prior to that, Mr. Liucci was an Audit Manager with Coopers & Lybrand L.L.P. (a predecessor to PwC), where he was an independent auditor for six years. Mr. Liucci is a certified public accountant and has a B.S. in Accounting from the State University of New York at Geneseo and an M.B.A. from The Simon School of the University of Rochester.

The Executive Officers serve at the discretion of our Board without specified terms of office.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and Executive Officers, and any persons who beneficially own more than 10% of the Company’s stock, to file with the SEC initial reports of ownership and reports of changes in ownership in our stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. As a matter of practice, the Company’s administrative staff assists the Company’s Executive Officers and directors in preparing and filing these reports with the SEC.

To the Company’s knowledge, based solely on the review of the reports filed by the Company on behalf of these individuals, the copies of such reports furnished to the Company, and written representations that no other reports were required, all such Section 16(a) filing requirements were met during 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee

The fundamental responsibility of our Compensation Committee is to assist the Board in connection with fulfilling its fiduciary duties with respect to our compensation program, with particular attention given to the Executive Officers and other key personnel. The Compensation Committee is composed entirely of independent directors. The Compensation Committee oversees our executive compensation program and reviews and approves annually all compensation decisions relating to Executive Officers.

Role of Employees and Compensation Consultants

In performing its duties, the Compensation Committee meets periodically with the CEO to review compensation policies and specific levels of compensation paid to Executive Officers (other than the CEO and the former Executive Chairman) and certain other key personnel. The CEO assists the Compensation Committee in evaluating Executive Officer performance, establishing business performance targets and objectives, and recommending salary levels and incentive awards. The CEO works with the Compensation Committee Chairman in establishing the agenda for meetings and management prepares the information required for the meetings. This information includes reports, data and analyses with respect to current and proposed compensation, answers to inquiries from members of the Compensation Committee, and documents related to our compensation program. As necessary, the Compensation Committee also meets in executive session.

The Compensation Committee has the authority under its charter to retain outside consultants or advisors as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has historically engaged Frederick W. Cook & Co., Inc. (“Cook”) as its independent outside compensation consultant to provide it with objective and expert analyses, advice and information with respect to compensation decisions relating to the former Executive Chairman, CEO and other Executive Officers.

With the exception of the services provided by Cook to the Governance Committee with respect to non-management director compensation, neither Cook nor any of its affiliates maintain other direct or indirect business relationships with the Company or any of its affiliates. To the extent Cook provides executive compensation services to the Compensation Committee, the services are conducted under the direction and authority of the Compensation Committee, and all work performed by Cook is pre-approved by the Chairman of the Compensation Committee.

In 2009, Cook did not provide any services to the Compensation Committee, the Governance Committee or the Company. However, as described below, the 2009 compensation decisions were based largely on the results of the Compensation Study performed by Cook in 2008.

Goals and Elements of the Company’s Compensation Program

The goals of our executive compensation program are to align compensation with business objectives and performance and to enable us to attract, retain and reward executives necessary for our long-term success and increase in stockholder value over the long term.

Our current executive compensation program consists primarily of:

•	annual base salary;

•

annual incentive compensation in the form of cash bonuses payable based on our performance as compared with our annual financial objectives calculated in accordance with our Genesee Value Added (“GVA”) methodology (an economic value-added model), our safety objectives and individual performance objectives; and

•	long-term incentive compensation in the form of stock option and restricted stock awards.

Executive Officers and other employees are also entitled to participate in the Company’s 401(k) Savings Incentive Plan (“401(k) Plan”), which provides retirement benefits to employees and includes employer and employee contributions. Executive Officers, as highly compensated employees, are also permitted to defer receipt of their salary or cash bonuses into accounts that mirror the gains and/or losses of several different investment funds we have selected under our Deferred Compensation Plan (“DCP”). The investment funds offered are similar but not identical to those offered under our 401(k) Plan. In addition, select Executive Officers participate either in a modified split-dollar life insurance program or in Defined Contribution Accounts under our DCP. The Company also provides additional long-term disability coverage to Executive Officers. Executive Officers and other employees, other than our Executive Chairman, are entitled to participate in the Company’s Employee Stock Purchase Plan (the “Stock Purchase Plan”) which permits participants to purchase Class A Common Stock at approximately 90% of the lowest closing price of the stock on either the first day of the month or second-to-last business day of the month, subject to specified limitations. Executive Officers also participate in other employee benefit plans on the same terms as all other Company employees. Information on these programs is set forth below under “Other Compensation.” Additional information on amounts paid to the Executive Officers under these programs is set forth below under “Summary Compensation Table.”

2009 Compensation Decisions—Executive Compensation Study

In March 2008, the Committee engaged Cook to complete a market compensation benchmarking study of the compensation paid to the senior executive team of the Company, including the Executive Officers with the exception of Mr. Fuller (“Compensation Study”). Mr. Fuller was not included in the study because his compensation was established by his Employment Agreement through December 31, 2009. The goal of the Compensation Study was to ensure the continued alignment of our executive compensation programs with the Company’s business objectives and performance and to ensure that the Company’s compensation programs attract, retain and reward executives who contribute to our long-term success and increase shareholder value over the long term.

The Compensation Study, which formed the basis for the 2009 compensation decisions, included the development of a peer group of 21 public companies with similar attributes to the Company. This peer group was used as an external reference point in benchmarking each element of the Company’s compensation to the executive team (other than Mr. Fuller), including base salary, annual bonus opportunities, long-term equity incentives and other compensation. Since there was no publicly disclosed compensation data for the direct competitors of the Company, the peer group used for benchmarking the Executive Officers’ compensation was selected based on various objective criteria, including companies with U.S.-based operations, publicly traded stock, similar market capitalizations (with comparable valuations), comparable growth rates and earnings before interest, tax, depreciation and amortization, and similar geographic locations. The peer group comprised Kansas City Southern,

Kirby Corp., Hexcel Corp., Wabtec Corp., Gartner Inc., Actuant Corp—CLA, Teledyne Technologies, Brady Corp., Esterline Technologies, Barnes Group, Inc., Kaydon Corp., Greenhill & Co. Inc., Tetra Technologies, Knight Transportation, Bristow Group Inc., L-1 Identity Solutions, Basic Energy Services, Heico Corp., Forward Air Corp., Triumph Group Inc., and MCG Capital Corp. At the time the peer group was selected, the Company was positioned relative to the peer group as follows: at or slightly above the 25th percentile for company size, at the median in terms of financial performance and at the 75th percentile for shareholder return.

Relative to the peer group, it was determined that the historical total compensation for Messrs. Hellmann and Gallagher was below the 25th percentile, and the other Executive Officers were generally at the 25th percentile. Following the review of the peer group data and prior to making adjustments to the 2009 compensation program, the Compensation Committee obtained performance reviews of each of the relevant Executive Officers (other than Mr. Hellmann) from Mr. Hellmann and also completed a formal review of Mr. Hellmann’s performance (including input from the Board and selected members of management). In light of the positive performance reviews for the Executive Officers and the CEO, as well as the Company’s financial performance and recent acquisitions, the Compensation Committee undertook to generally align 2009 Executive Officer compensation levels with the 50th percentile of compensation for the peer group.

Subsequent to establishing the compensation target of the 50th percentile of the peer group and prior to finalizing its compensation decisions, the Compensation Committee requested that Cook update the peer group comparison in early December 2008. At that time, the consummation of several acquisitions by the Company during 2008 and above-market stock price performance during 2008 combined to place the Company above the 50t h percentile of the peer group in total assets, market capitalization, financial performance and stockholder returns. Despite the Company’s relatively strong performance in 2008 and a favorable evaluation of Mr. Hellmann’s performance, Mr. Hellmann and the Compensation Committee re-evaluated the compensation targets during January and early February 2009 in light of the weak economic environment. The Compensation Committee determined that retaining the 50th percentile compensation target remained in the Company’s best interest given the below-market compensation the Company’s Executive Officers had received for the preceding several years and the Committee’s belief that retaining and motivating the executive team was important to continued success in executing the Company’s strategy. Nevertheless, in light of the then weak economic environment, Mr. Hellmann requested that his total compensation be reduced below the general target, and the Compensation Committee established his total compensation for 2009 at approximately the 30th percentile of the peer group, which represented a $1.1 million reduction from the 50th percentile. In addition, Mr. Fuller also voluntarily reduced his contractually established 2009 target compensation by 5% in recognition of the weak economic environment. The reductions for Messrs. Hellmann and Fuller were effected through reductions in their 2009 long-term incentive compensation.

2009 Annual Base Salary

We provide base salaries to recognize the skills, competencies, experience and individual performance of each Executive Officer. The base salary paid to each Executive Officer serves as the foundation of the overall compensation program for the Executive Officer, and the payouts under the annual incentive compensation plan and long-term incentive compensation program are generally tied to, or expressed as a percentage of, base salary. The Compensation Committee annually reviews and, if appropriate, makes changes to base salaries of Executive Officers based on, among other things, recommendations of the CEO for Executive Officers other than himself and the former Executive Chairman.

Factors considered by the Compensation Committee in establishing base salaries each year include the Executive Officers’ performance during the prior year, changes in competitive compensation levels, changes in responsibilities, changes in the cost of living, our recent financial performance, retention considerations and general economic and competitive conditions.

As a result of the Company’s operating performance in 2008, the achievements of the Executive Officers and the objectives of the Compensation Study, our Executive Officers received the following increases in annual base salaries for 2009, which increases were designed to bring the base salaries of each Executive Officer (excluding Mr. Fuller) to the 50th percentile of the benchmark group. Mr. Fuller was entitled to the 3% increase for 2009 in accordance with his Employment Agreement. A description of Mr. Fuller’s Employment Agreement is set forth in “Narrative Supplement to the Summary Compensation Table and the Grants of Plan-Based Awards in 2009 Table” on page 42 of this proxy statement.

Name	2009 Base Salary	Increase in Base Salary in 2009 (%) (1)
Mortimer B. Fuller III	$708,923	3.0%
John C. Hellmann	703,000	28.2%
Timothy J. Gallagher	405,000	27.0%
James W. Benz	348,000	30.3%
Allison M. Fergus	300,000	20.0%
Christopher F. Liucci	194,580	3.5%

(1)	The increases were calculated by comparing the base salaries in effect at the end of 2008 to those in effect at the beginning of 2009.

Annual Incentive Compensation Program—Cash Bonuses Under the GVA Methodology Under the Omnibus Plan

We use our annual incentive compensation program as a tool to align our Executive Officers’ interests with stockholders’ interests and, to the extent possible, we seek to have annual incentive compensation qualify as tax deductible, performance-based compensation for the Company under Section 162(m) of the IRC. On an annual basis, Executive Officers are rewarded with cash bonuses targeted at 35% to 80% of their annual base salary, with such cash bonuses based upon a combination of Company-wide financial performance measured under our GVA methodology, Company-wide safety performance, and, in the case of the General Counsel and Secretary and the Chief Accounting Officer and Global Controller, individual performance.

The financial performance targets for the Company are derived based on Genesee Value Added, or GVA. GVA is a measure of our after-tax operating profit less a capital charge. The capital charge is calculated by multiplying the Company’s assumed, long-term weighted average cost of capital by the total capital invested in the business, a particularly relevant metric for our capital intensive railroad operations. We believe evaluating financial performance based on GVA motivates Executive Officers and other key employees to produce results that increase stockholder value and encourages individual and team behavior that helps the Company achieve both short- and long-term corporate objectives. Safety performance is included as a component of our annual incentive compensation program because we are committed to protecting the personal well-being of our employees and the communities in which we operate. We also believe safe operations minimize high cost injuries and insurance-related expenses. In addition, commitment to safe work practices requires attention to detail in operations, which we believe translates into efficient and profitable railroads. Safety performance targets for the

Company are derived from ratios of the number of reportable injuries to manhours worked, as defined by the Federal Railroad Administration (“FRA”). FRA reportable injuries represent a verifiable way of monitoring safety and benchmarking our safety results against other railroads. For the General Counsel and the Chief Accounting Officer, individual performance is used as a component of annual incentive compensation to motivate attainment of personal goals that further our corporate objectives.

Financial performance-based bonuses paid for any one year can vary from zero to 200% of the target percentage payouts. However, to the extent that the financial performance of the Company generates a bonus amount that would otherwise be greater than 200% of the target bonus amount or less than zero, the amount in excess of 200% of the target or less than zero, as applicable, is carried forward to subsequent years’ bonus calculations, subject to specified limitations. For instance, no employee has any right to the excess positive bonus amounts carried forward if his or her employment ends prior to the end of the subsequent year, and no employee has any obligations related to negative bonus amounts carried forward if his or her employment terminates. Safety performance-based bonuses also vary from zero to 200% of the target percentage payouts, but no amounts are carried forward to subsequent years. As a result, when the Company performs well, based on financial and safety performance targets, Executive Officers have the opportunity to receive greater cash bonuses. Conversely, in the event financial and safety performance do not meet established targets, Executive Officers may receive no cash bonuses and could have a negative bonus carried forward that will reduce bonuses paid in subsequent years. Further, in any given year, safety performance that fails to meet the minimum established performance targets can offset any bonuses due as a result of the satisfaction of financial or individual performance targets. In addition, Executive Officers with sustained high individual performance are rewarded more than those in similar positions with lesser performance to the extent individual performance represents a portion of the target bonus.

Annual incentive compensation for 2009 paid to the Executive Officers was based on the Company’s financial performance, safety performance and individual performance, as applicable. For 2009, as was the case in the prior years, the Compensation Committee approved annual financial, safety and individual performance goals and the target payouts as a percentage of base salary. The target payouts as a percentage of base salary for 2009 were intended to provide an opportunity for a target payout consistent with the 50th percentile of compensation for the peer group, consistent with the Compensation Study. The Compensation Committee set the financial performance target at a reasonable stretch level taking into account the business environment at the time the target was established. Actual corporate financial performance payouts for 2002 to 2009 met or exceeded the established targets only three times. The safety performance target was also set at a reasonable stretch level as compared with the historic safety results of Class II and Class III railroads and at a level that encourages consistent year-over-year safety improvements. In 2009, the safety performance target was set at 1.25 FRA reportable injuries per 200,000 man hours worked, a decrease from a target of 1.50 in 2008 and the actual 1.33 result for 2008. Actual corporate safety performance payouts for 2002 to 2009 met or exceeded the established targets five times. For 2002 to 2009, actual payouts to Executive Officers have ranged from 31% to 128% of the targeted bonuses (excluding amortization of positive carryover bonus amounts).

The following table illustrates the target amount of annual cash bonus payments established on February 9, 2009 (for fiscal year 2009) for our Executive Officers, as well as the relative weights assigned to each performance measure for each individual. The Company calculates the actual annual cash bonus independently for each performance measure and adds these calculations together to determine the annual bonus payout for each Executive Officer:

Name	Target Annual Cash Bonus Amount as a Percentage of Base Salary	Corporate Financial Performance Target Payout	Range of Corporate Financial Performance Payout as a % of Base Salary	Corporate Safety Performance Target Payout	Range of Corporate Safety Performance Payout as a % of Base Salary	Individual Performance	Range of Individual Performance Payout as a % of Base Salary
Mortimer B. Fuller III	50%	85%	0% - 85%	15%	0% - 15%	—	—
John C. Hellmann	80%	85%	0% - 136%	15%	0% - 24%	—	—
Timothy J. Gallagher	60%	85%	0% - 102%	15%	0% - 18%	—	—
James W. Benz	60%	80%	0% - 96%	20%	0% - 24%	—	—
Allison M. Fergus	50%	35%	0% - 35%	15%	0% - 15%	50%	0% - 50%
Christoper F. Liucci	35%	35%	0% - 24.5%	15%	0% - 10.5%	50%	0% - 35%

In 2009, the Company realized 0.64% of its target bonus for financial performance and 200% of its target bonus for safety performance. As a result, the Company’s 2009 performance resulted in a bonus pool of approximately $1.9 million for all participants, with $0.5 million of the bonus pool attributable to our Executive Officers. The 2009 bonus awards paid to our Executive Officers were between 31% and 80% of target annual cash bonuses, which the Committee believes is appropriate based on Company performance against objectives and achievement of individual goals, as applicable. Based on 2009 performance, Messrs. Fuller, Hellmann and Gallagher earned a bonus equal to 31% of their target annual cash bonus. For 2009, Mr. Benz earned a bonus equal to 41% of his target annual cash bonus. For 2009, Ms. Fergus and Mr. Liucci each earned a bonus equal to 80% of their target annual cash bonus. Ms. Fergus and Mr. Liucci received 100% for their individual performance in 2009. The attainment of the individual performance metric by Ms. Fergus and Mr. Liucci was determined by the CEO and CFO, respectively. For additional information on actual amounts of annual incentive compensation paid to Executive Officers, see the Non-Equity Incentive Plan Compensation column included in the “Summary Compensation Table.”

Long-Term Incentive Compensation Program—Equity Awards under the Omnibus Plan—Stock Options and Restricted Stock Awards

We use our long-term incentive program to provide equity awards, including stock options and restricted stock awards, to our Executive Officers and other key personnel. Awards are granted to our Executive Officers at the discretion of the Compensation Committee, and are based on the Compensation Committee’s evaluation of each executive’s contribution and expected future contribution to our financial success, with input from the CEO with respect to Executive Officers other than himself and the former Executive Chairman. The Compensation Committee views stock options as an important component of overall executive compensation because stock options emphasize the objective of increasing stockholder value. The Compensation Committee views restricted stock awards as providing compensation that promotes a long-term financial interest in the Company. Historically, the program provided an opportunity for Executive Officers to receive long-term incentive compensation in the form of annual equity awards valued at between 50% and 150% of annual base salary. The actual amount of the annual equity award was based on both individual and corporate financial performance as assessed by the CEO, with respect to Executive Officers other than himself and the former Executive Chairman, and the Compensation Committee, based on guidance from independent consultants, if requested. Additional considerations included the amounts paid as annual incentive compensation, individual performance of the Executive Officers, retention requirements and other factors that were deemed relevant by the Compensation Committee.

In 2009, for each Executive Officer, stock options constituted approximately 70% of the value of total long-term incentive compensation, and restricted stock awards constituted the remaining 30%. We believe that the 70%/30% allocation between stock options and restricted stock awards provides a balance between the highly leveraged nature of stock options and the stock ownership benefits of restricted stock. This emphasis on long-term incentives is intended to align the long-term financial interests of our Executive Officers with those of our long-term stockholders and provide a retention incentive to our Executive Officers.

Consistent with the results of the Cook executive compensation study referenced above, and in keeping with the Company’s philosophy of aligning management and stockholder interests and considering the future contributions expected of our Executive Officers, the Compensation Committee granted 2009 long-term incentive equity awards to our Executive Officers ranging in value from 61% to 175% of annual base salary. In 2009, the total value of annual long-term equity incentive compensation awards was approved by the Compensation Committee on February 4, 2009, and the total value was delivered through four quarterly grants on February 27, May 29, August 31 and November 30, 2009. The Compensation Committee elected to transition from annual equity grants to quarterly equity grants because it believes that using the share price on four distinct days to calculate the grants to the Executive Officers will be more indicative of the actual share price performance during the year than using a single date during the year.

Name	2009 Equity Award as a Percentage of Base Salary
Mortimer B. Fuller III	61%
John C. Hellmann	175%
Timothy J. Gallagher	150%
James W. Benz	150%
Allison M. Fergus	117%
Christopher F. Liucci	84%

Consistent with the results of the Compensation Study and the Compensation Committee’s desire to target total compensation at the 50th percentile of the peer group, the awards to Mr. Gallagher and Mr. Benz increased from 140% of base salary in 2008 to 150% of base salary in 2009, and the award to Ms. Fergus increased from 100% of base salary in 2008 to 117% of base salary in 2009. Mr. Liucci’s award was decreased from 100% of base salary in 2008 to 84% of base salary in 2009 in consideration of Mr. Liucci’s receipt of a new benefit under the Company’s Deferred Compensation Plan detailed below. The grants to Mr. Fuller and Mr. Hellmann were reduced at their request from the greater amounts indicated by the Cook study such that Mr. Fuller’s award decreased from 75% of base salary in 2008 to 61% of base salary in 2009 and Mr. Hellmann’s award increased from 140% of base salary in 2008 to 175% of base salary in 2009, compared with the 213% originally approved for Mr. Hellmann by the Compensation Committee for 2009. For additional information on the value of the 2009 long-term equity incentive awards to Executive Officers, see the Grant Date Fair Value of Stock and Option Awards column included in the “2009 Grants of Plan-Based Awards” table on pages 41 and 42.

The stock option awards and restricted stock awards for Executive Officers and other key personnel include confidentiality and non-compete obligations, which if violated would result in a forfeiture of unexercised options and disgorgement of any gains on option awards and restricted stock awards during the previous six months. The option awards and restricted stock awards for Executive Officers are also subject to acceleration of vesting upon a change of control, which the Compensation Committee believes allows our Executive Officers to focus on their responsibilities and provides security against unpredictable actions of successor corporations following a qualifying change of control of the Company.

2009 Discretionary Bonuses

In recognition of the efforts required to achieve the financial and operating results delivered by certain Executive Officers in 2009, the Compensation Committee approved a special, discretionary bonus for Messrs. Hellmann, Gallagher and Benz. The special, discretionary bonuses were intended, when considered in combination with the annual incentive compensation under the GVA methodology, to obtain a combined 2009 bonus payment equal to approximately 50% of each Executive Officer’s 2009 GVA target bonus, which the Compensation Committee deemed appropriate in light of the considerable challenges associated with the economic downturn, and the significant additional efforts necessary to achieve the 2009 results.

Share Retention Guidelines

The Compensation Committee adopted share retention guidelines for the Executive Officers, other than the former Executive Chairman, who had significant equity ownership, and other key personnel to further align the interests of these individuals with the interests of our stockholders. Under the guidelines, the Executive Officers are expected to maintain a significant ownership position in our Class A Common Stock, which is based on a multiple of such executive’s current base salary on the date of adoption or revision of the guidelines, but expressed as a number of shares. Notwithstanding the guidelines, Executives Officers are permitted to sell shares to finance the exercise price of an equity award, if any, and to settle any tax obligations in connection with the exercise or vesting of an equity award. Although the share ownership guideline amount is not required to be satisfied in any particular period of time, after financing the exercise price and tax obligations the Executive Officer must hold the required retention percentage until the share ownership guideline amount is satisfied. Waivers of the guidelines can be granted by the CEO for Executive Officers (other than himself) and key employees, and by the Compensation Committee for the CEO. Waivers are granted only for serious and unforeseen hardship circumstances. It has been our practice to reevaluate the retention guidelines in connection with significant changes to base salaries; however, no changes to the share retention guideline amounts or required retention percentages were deemed necessary in 2009.

The share retention guideline amounts and required retention percentages, in each case net of requirements for payment of exercise prices and tax obligations, for our Executive Officers are set forth below and are based on position:

Principal Position	Share Guideline Amount	Required Retention Percentage
President and CEO	135,000	100%
Chief Financial Officer	30,000	50%
Chief Operating Officer	30,000	50%
General Counsel	30,000	50%
Chief Accounting Officer	15,000	50%

In determining whether our share retention guidelines have been met, restricted stock, shares held by a spouse or minor child who resides with the Executive Officer or key employee and shares held by a trust established for estate or tax planning purposes that is revocable by the Executive Officer, key employee or his or her spouse are considered owned. With the exception of the General Counsel and Chief Accounting Officer, each of whom has a relatively short tenure with the Company, all of the Executive Officers meet the share guideline amount.

Other Compensation

401(k) Plan

Executive Officers and other employees are entitled to participate in our 401(k) Plan, which provides retirement benefits to employees and provides for employer and employee contributions. For 2009, the Company matched 100% of employee contributions to the 401(k) plan, up to the lesser of 4% of the employee’s salary or $9,800.

Stock Purchase Plan

Executive Officers, other than our former Executive Chairman, and other employees who have been employed for more than one year and customarily work more than 20 hours per week are entitled to participate in our Stock Purchase Plan. Our Stock Purchase Plan permits participants to purchase our Class A Common Stock at approximately 90% of the lowest closing price of our Class A Common Stock on either the first business day of the month or the second-to-last business day of the month. Participants in the Stock Purchase Plan may not purchase stock with an aggregate fair market value in excess of $25,000 during any calendar year or make purchases that would cause such participant to own 5% or more of the Company’s then-outstanding Class A Common Stock. Stock purchases under the Stock Purchase Plan are funded through payroll deductions of up to 10% of a participant’s regular earnings. The Stock Purchase Plan is intended to encourage ownership of our Class A Common Stock by our employees at all levels of employment and thereby provide them with the incentive created by stock ownership. The Stock Purchase Plan is also intended to provide a more efficient mechanism for our employees to acquire stock ownership. The Compensation Committee administers the Stock Purchase Plan.

Modified Split-Dollar Life Insurance

As part of our effort to attract and retain Executive Officers and other key employees, from 1994 until 2002 we offered certain Executive Officers, including Mr. Fuller, Mr. Hellmann and some regional general managers of the Company, split-dollar life insurance arrangements. These arrangements were designed to provide a death benefit and post-employment retirement benefits based on the insurance policies’ cash value at retirement. Under the historic arrangements, the policies were owned by the participants, the premiums were paid on their behalf by the Company, and the Company was entitled to a portion of the death benefit proceeds or cash value equal to the amount of premiums advanced. As a result of the payment by the Company, these participants were deemed to have obtained interest-free loans from the Company equal to the premium payments, and these participants were required to report as taxable compensation the value of the interest on the deemed loans that they otherwise would have been charged.

Section 402 of the Sarbanes-Oxley Act of 2002 prohibits companies from making loans to Executive Officers and has been interpreted by some to prohibit these types of split-dollar life insurance arrangements. As a result, in 2002 the Company suspended premium payments under the policies for Messrs. Fuller and Hellmann, and the Compensation Committee, with advice from its independent consultant, evaluated alternative methods of providing these benefits. In light of the substantial amount of premiums already built-up in these polices, the expected future years of service for these executives and other factors, during 2004 and 2005 the Company began paying Mr. Fuller and Mr. Hellmann the premiums on these policies, plus a tax gross-up, to enable Mr. Fuller and Mr. Hellmann to fund the premiums directly. In late 2006, Mr. Hellmann’s policy was canceled and there are no remaining payment obligations.

In 2005, Mr. Benz was promoted to Chief Operating Officer and became an Executive Officer. As a result, we suspended contributions to Mr. Benz’s split-dollar policy because of the prohibitions on loans to Executive Officers, and we refunded to Mr. Benz amounts paid between 2002 and 2005 to eliminate any impermissible loans. In early 2007, the Company paid Mr. Benz the premiums for 2005 and 2006, plus a tax gross-up to enable Mr. Benz to fund overdue premiums directly. In 2009, Mr. Benz agreed to terminate his modified split-dollar policy and return $217,000 to the Company, an amount representing the cumulative value of premiums paid by the Company on his behalf prior to July 1, 2002. In return, the Company agreed to provide Mr. Benz with the benefit under the Company’s Deferred Compensation Plan detailed below, which results in deferred compensation of $68,000 per year through the year in which he reaches age 65.

Mr. Fuller is the only remaining Executive Officer or director to hold a modified split-dollar life insurance benefit. The Company will not be entitled to reimbursement of amounts paid directly by Mr. Fuller, but retains the right to receive from the insurance company an amount equal to the amount of premiums paid by the Company on the split-dollar life insurance policies of Mr. Fuller through 2002.

Long-Term Disability Insurance

Executive Officers and certain other employees receive coverage under our long-term disability insurance program, which provides a monthly income in the event of the executive’s disability. The Compensation Committee believes that this benefit is a normal component of a competitive executive compensation program and that it is useful to the retention of talented executives. For 2009, this coverage provided a monthly benefit of 70% of the executive’s salary and bonus, up to a maximum of $8,000 per month.

Deferred Compensation Plan

Starting in 2004, we began offering a deferred compensation plan. On December 31, 2008, the Amended and Restated 2004 Deferred Compensation Plan, or DCP, was amended to make the DCP compliant with the requirements of Section 409A of the IRC. The DCP allows senior employees, including our Executive Officers, to defer receipt of their salary and/or annual incentive payments into accounts that mirror the gains and/or losses of several different investment funds we have selected. The investment funds offered are similar but not identical to those offered under our 401(k) Plan. The DCP does not offer above-market or preferential fixed interest rate returns or permit participants to defer their cash compensation into our common stock. Participants may defer up to 50% of base salary and 100% of annual cash incentive awards until the date or dates they have specified. We are not required to make any contributions to the DCP, and the participants have an unsecured contractual commitment by our Company to pay the amounts due under the DCP. When such payments are due, the cash will be distributed from the Company’s general assets.

In 2006, the Company established Defined Contribution Accounts under the Company’s existing DCP for Mr. Hellmann and Mr. Gallagher. The Defined Contribution Accounts are intended to provide, upon the executive’s retirement, a target benefit amount equal to a 20-year annuity with payments equivalent to 38% of the estimated final five year average cash compensation (based on salary and target bonus objectives) of the participating executive, assuming retirement at age 65. Company contributions will be funded into a rabbi trust (a grantor trust in which the grantor is the Company and the beneficiary is the executive) through investments in corporate-owned life insurance. Investments in the rabbi trust remain subject to claims from the Company’s general creditors. Contributions credited to an executive’s account are invested as the participant directs among the investment funds actually available from time to time under the DCP. Annual amounts credited to an executive’s account vest at the rate of 20% per year, subject to acceleration of vesting in the event of a change of control, death or disability, each as defined under the DCP. The Company reserves the right to change its contribution to an executive’s account from time to time, in such amount as it may determine, as a result of changes in specified assumptions. Upon retirement, vested amounts are payable to the executive in the form of a lump sum or installments not to exceed 15 years, as elected by the executive. The Compensation Committee believes supplemental executive retirement plans such as the Defined Contribution Accounts are an important part of executive compensation and are utilized by many companies that compete with the Company for executive talent. Retirement benefits, including those provided through the Defined Contribution Accounts, are an important component of an executive’s overall compensation program and are necessary to attract and retain talented executives. Retirement benefits are an important factor in an executive’s decision to accept or reject a new position.

In 2009, consistent with the Compensation Study, the Company established Defined Contribution Accounts for Ms. Fergus and Mr. Liucci using the same benefit formula and vesting schedule that it applied in developing the benefits for Mr. Hellmann and Mr. Gallagher detailed above. The Company also established a benefit for Mr. Benz such that he receives an annual contribution to his Defined Contribution Account that is equal to the amount that he previously received to fund his modified split-dollar life insurance polices as discussed above. Notwithstanding the vesting schedule set forth above, each of Mr. Benz’s contributions is immediately vested when credited to his account, as the benefit to Mr. Benz was in lieu of his historic split-dollar policy.

Perquisites

We provide certain of our Executive Officers perquisites and other personal benefits. The Compensation Committee has reviewed and approved each of the perquisites provided to Executive Officers. While the Compensation Committee does not consider these perquisites to be a significant component of executive compensation, it recognizes that such perquisites are an important factor in attracting and retaining talented executives. Additional information with respect to the perquisites paid to our Executive Officers is set forth in “Summary Compensation Table” below.

Continuity and Employment Agreements

The Compensation Committee believes that continuity agreements, or change of control arrangements, are necessary to attract and retain the talent necessary for our long-term success. However, the Compensation Committee does not view the potential payments payable to our Executive Officers under the applicable continuity agreements as an additional element of compensation. Rather, the Compensation Committee believes that these commitments by the Company allow our executives to focus on their responsibilities and provide security should their employment be terminated following a change of control through no fault of their own. Currently, all of our Executive Officers are parties to continuity agreements with the Company. These agreements require the Company to provide compensation to the Executive Officers as described below under “Potential Payments Upon Termination, Change of Control or Certain Other Events” in the event of a qualifying change of control of the Company followed by termination of the executive without cause or resignation by the executive for good reason, each as defined in the agreements. This double trigger approach results in payment under our change of control provisions only if the Executive Officer is harmed. In consideration for the payments under the continuity agreements, each executive has agreed to restrictions in their ability to compete for a period of 12 months following termination.

We believe our continuity agreements are generally consistent with those in our prevailing marketplace and are important for attracting and retaining executives whose leadership is critical to our long-term success and competitiveness. The components of our continuity agreements recognize that a significant portion of participating executives’ total compensation may at any point in time consist of unvested stock options or restricted stock holdings, and that some measure of protection against possible but unpredictable actions of successor corporations is desirable for both the executive and the Company. Additionally, the structures of our continuity agreements help ensure management retention during any change of control.

With the exception of Mr. Fuller’s employment agreement, the Company has not entered into agreements with Executive Officers that provide for severance payments related to voluntary termination; involuntary, not for cause termination unrelated to a change of control; or termination for cause. The amount of compensation payable to each Executive Officer under the continuity and employment agreements is set forth under “Potential Payments upon Termination, Change of Control and Certain Other Events.”

Deductibility of Compensation

Section 162(m) of the IRC generally disallows public companies from claiming a tax deduction for compensation in excess of $1 million paid to their chief executive officer or any of the three other most highly compensated Executive Officers other than the CFO. However, the statute exempts qualifying performance based compensation from the $1 million limitation if specified requirements are met. Additionally, cash compensation voluntarily deferred by the Executive Officers named in this proxy statement under the DCP is not subject to the Section 162(m) limitation until the year paid. The tax impact of any compensation arrangement is one factor considered by the Compensation Committee in light of the Company’s overall compensation philosophy and objectives, but there are circumstances where the compensation awarded to Mr. Fuller and Mr. Hellmann and other highly compensated Executive Officers may not be fully deductible to the Company.

Policy on Non-Public Information and Trading in Company Stock

The Company’s policy permits directors, Executive Officers and other key employees to trade Company securities, including any purchases or sales of puts, calls, options or warrants, only during limited window periods following earnings releases and only after they have pre-cleared transactions with the legal department. Although we do not have a formal policy that prohibits transactions that hedge an individual’s economic risk of owning shares of our common stock, we believe all such transactions by directors and Executive Officers in 2009 have been publicly disclosed.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Compensation Committee

Mark A. Scudder, Chairman

David C. Hurley

Robert M. Melzer

SUMMARY COMPENSATION TABLE

The following table and footnotes set forth information for the years ended December 31, 2009, 2008 and 2007 concerning compensation awarded to, earned by or paid to our Executive Officers.

Name & Principal Position	Year	Salary (1)		Bonus (1)(2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compen- sation (5)		Change in Pension Value and Non- Qualified Deferred Compensation Earnings (6)	All Other Compen- sation (7)	Total
Mortimer B. Fuller III	2009	$708,923		$—	$130,062	$303,454	$108,275		$—	$378,552	$1,629,266
Executive Chairman	2008	688,275		—	154,874	361,340	440,222		—	387,287	2,031,998
	2007	665,000		—	149,619	344,949	507,000		—	387,366	2,053,934

John C. Hellmann	2009	703,000		109,408	369,085	861,131	171,792		—	97,150	2,311,566
President and Chief Executive Officer	2008	548,550		—	230,377	537,781	491,196		—	105,056	1,912,960
	2007	495,000	(8)	—	222,600	519,353	471,000	(9)	—	95,461	1,803,414

Timothy J. Gallagher	2009	405,000		47,273	182,265	425,222	74,227		—	101,534	1,235,521
Chief Financial Officer	2008	318,780		—	133,888	312,520	203,892		—	105,433	1,074,513
	2007	308,000		—	124,742	291,036	196,000		—	96,907	1,016,685

James W. Benz	2009	348,000		19,806	156,586	365,377	84,594		8,562	98,614	1,081,539
Chief Operating Officer	2008	267,030		—	112,160	261,789	223,366		15,274	99,330	978,949
	2007	256,900		—	104,491	243,784	232,000		14,616	456,607	1,308,398

Allison M. Fergus	2009	300,000		—	105,456	246,019	120,337		—	63,082	834,894
General Counsel and Secretary	2008	250,000		—	74,995	175,066	114,510		—	12,368	626,939
	2007	216,676		—	65,994	153,990	86,000		—	9,141	531,801

Christopher F. Liucci	2009	194,580		—	49,024	114,411	54,636		—	59,206	471,857
Chief Accounting Officer and Global Controller	2008	188,000		—	56,392	131,649	80,283		—	12,158	468,482
	2007	179,250		—	45,905	107,094	70,000		—	5,385	407,634

(1)	Salary and bonuses are reported in the year in which the compensable service was performed even if we paid the compensation in a subsequent year or if the executive elected to defer a portion of such compensation.
(2)	Amounts reflect the discretionary bonuses paid to certain Executive Officers in February 2010 for the efforts required to achieve the results management delivered.
(3)	The amounts in the Stock Awards column reflect aggregate grant date fair value for restricted stock granted by us in 2009, 2008 and 2007 computed in accordance with ASC Topic 718, without taking into account estimated forfeitures. For discussion of the assumptions made in the valuation of these awards refer to Note 15 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
(4)	The amounts included in the Option Awards column reflect aggregate grant date fair value for stock options granted by us in 2009, 2008 and 2007 computed in accordance with ASC Topic 718, without taking into account estimated forfeitures. For discussion of the assumptions made in the valuation of these options refer to Note 15 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
(5)	For 2009, the amounts reflect the cash bonuses paid under the Annual Incentive Compensation Program based on targets that were established in early 2009 by the Compensation Committee and paid in February 2010; for 2008, based on targets that were established in early 2008 by the Compensation Committee and paid in February and March 2009; and for 2007, based on targets that were established in early 2007 by the Compensation Committee and paid in February 2008. For a discussion of the Annual Incentive Compensation Program, see “Executive Compensation—Compensation Discussion and Analysis—Annual Incentive Compensation Program—Cash Bonuses.”
(6)	The amounts represent the increase in Mr. Benz’s actuarial accumulated pension benefit from December 31, 2008 to December 31, 2009, December 31, 2007 to December 31, 2008 and December 31, 2006 to December 31, 2007, respectively, in the Rail Link Inc. Retirement Plan (“Rail Link Plan”). For additional information, see “2009 Pension Benefits” below.

(7)	The following table details each item of compensation of our Executive Officers for the fiscal years ended December 31, 2009, required to be included in the All Other Compensation column:

Name	Insurance Premiums and Gross Ups ($) (a)	Company Contributions to Retirement 401(k) Plan (b)	Company Contributions to Defined Contribution Plan	Auto (c)	Travel (d)	Other (e)	Total
Mortimer B. Fuller III	$348,038	$9,800	$—	$—	$2,790	$17,924	$378,552
John C. Hellmann	—	9,800	64,148	18,945	497	3,760	97,150
Timothy J. Gallagher	—	9,800	68,384	15,850	1,201	6,299	101,534
James W. Benz	70,846	9,800	—	13,000	270	4,698	98,614
Allison M. Fergus	—	9,800	42,133	8,852	677	1,620	63,082
Christopher F. Liucci	—	9,800	31,880	14,846	1,141	1,539	59,206

(a)	Amounts reflect payments to Messrs. Fuller and Benz for premiums on modified split-dollar life insurance policies. The payments included an additional tax gross up payment. Of the total payments received by Mr. Fuller, $208,823 was for the payment of the insurance premium during the year, and the remaining $139,215 was for tax gross up payments during the year. Of the total payments received by Mr. Benz, $44,208 was for the payment of the insurance premium during the year, and the remaining $26,638 was for tax gross up payments during the year. We are not entitled to receive reimbursement of the amounts that Messrs. Fuller and Benz used to pay these insurance premiums on the modified split-dollar life insurance policy.
(b)	Amounts refer to the Company’s matching contributions to the Company’s 401(k) Plan.
(c)	Amounts reflect cash payments for annual automobile expenses. Mr. Benz receives a monthly cash car allowance. Amounts for Messrs. Hellmann, Gallagher and Liucci and Ms. Fergus reflect car leases, fuel, insurance and repairs paid on their behalf. In addition, Mr. Hellmann’s balance includes $3,450 of personal parking expenses.
(d)	Amounts represent personal travel expenses.
(e)	The amount for Mr. Fuller represents the incremental cost for excess group life insurance, long-term disability premiums, tax preparation fees and club dues. The amount for Mr. Hellmann represents the incremental cost for excess group life insurance and an additional term life policy, long-term disability insurance premiums and commuting expenses. The amount for Mr. Gallagher represents the incremental cost for excess group life insurance and an additional term life policy, long-term disability insurance premiums and health club dues. Amounts for Mr. Benz, Ms. Fergus and Mr. Liucci represent the incremental cost for excess group life insurance and long-term disability insurance premiums.

(8)	Includes $60,000 of annual salary in 2007 that was deferred.
(9)	Includes $235,326 of incentive compensation in 2007 that was deferred.

2009 GRANTS OF PLAN-BASED AWARDS

The following table provides information relating to estimated future payouts under non-equity incentive plan awards and grants of plan-based awards during the year ended December 31, 2009.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Grants of Plan-Based Awards
Name	Grant Date	Threshhold (1)	Target (1)	Maximum (1)	All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards (4)
Mortimer B. Fuller, III		$0	$354,462	$708,923
	2/27/2009				1,557				$32,526
	2/27/2009					3,980	$22.98	(5)	23,428
	2/27/2009					7,957	20.89	(5)	52,435
	5/29/2009				1,124				32,506
	5/29/2009					583	31.82	(5)	4,799
	5/29/2009					7,715	28.92	(5)	71,065
	8/31/2009				1,036				32,510
	8/31/2009					7,604	31.38		75,873
	11/30/2009				1,045				32,520
	11/30/2009					7,773	31.12		75,854

John C. Hellmann		$0	562,400	1,124,800
	2/27/2009				4,417				92,271
	2/27/2009					32,669	20.89		215,282
	5/29/2009				3,190				92,255
	5/29/2009					23,372	28.92		215,287
	8/31/2009				2,940				92,257
	8/31/2009					21,577	31.38		215,297
	11/30/2009				2,966				92,302
	11/30/2009					22,059	31.12		215,265

Timothy J. Gallagher		$0	243,000	486,000
	2/27/2009				2,181				45,561
	2/27/2009					16,132	20.89		106,306
	5/29/2009				1,575				45,549
	5/29/2009					11,541	28.92		106,308
	8/31/2009				1,452				45,564
	8/31/2009					10,655	31.38		106,317
	11/30/2009				1,465				45,591
	11/30/2009					10,892	31.12		106,291

James W. Benz		$0	208,800	417,600
	2/27/2009				1,874				39,148
	2/27/2009					13,862	20.89		91,348
	5/29/2009				1,354				39,158
	5/29/2009					9,917	28.92		91,348
	8/31/2009				1,248				39,162
	8/31/2009					9,155	31.38		91,350
	11/30/2009				1,257				39,118
	11/30/2009					9,359	31.12		91,331

Allison M. Fergus		$0	150,000	225,000
	2/27/2009				1,262				26,363
	2/27/2009					9,333	20.89		61,502
	5/29/2009				912				26,375
	5/29/2009					6,677	28.92		61,504
	8/31/2009				840				26,359
	8/31/2009					6,164	31.38		61,505
	11/30/2009				847				26,359
	11/30/2009					6,303	31.12		61,508

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Grants of Plan-Based Awards
Name	Grant Date	Threshhold (1)	Target (1)	Maximum (1)	All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
Christopher F. Liucci		$0	68,103	102,155
	2/27/2009				587			12,262
	2/27/2009					4,340	20.89	28,600
	5/29/2009				424			12,262
	5/29/2009					3,105	28.92	28,601
	8/31/2009				391			12,270
	8/31/2009					2,867	31.38	28,607
	11/30/2009				393			12,230
	11/30/2009					2,931	31.12	28,603

(1)	The threshold, target and maximum amounts are established under our annual incentive compensation plan. For additional information, see “Executive Compensation—Compensation Discussion and Analysis.”
(2)	Consists of restricted stock awards granted in 2009 under our long-term equity incentive compensation plan.
(3)	Consists of stock options granted in 2009 under our long-term equity incentive compensation plan.
(4)	This column shows the full grant date fair value of restricted stock awards and stock options granted in 2009 computed in accordance with ASC Topic 718. The grant date fair value is the amount that the Company will expense in its financial statements over the award’s required period of service as required under ASC Topic 718 without taking into account estimated forfeitures.
(5)

Pursuant to Sections 422(b) and 422(c) of the IRC, incentive stock options cannot be granted to employees that, at the time of grant, own stock representing more than 10% of the total combined voting power of all classes of outstanding stock of the Company unless such option is granted at an option price of at least 110% of the fair market value of the common stock underlying the option and such option by its terms is not exercisable after the expiration of five years from the date of grant. Since Mr. Fuller owned more than 10% of the total combined voting power of all classes of outstanding stock of the Company on the grant date, his incentive stock options granted on February 27, 2009 and May 29, 2009 were granted with an exercise price of 110% of the fair market value of such stock on the date of grant. The additional options awarded to Mr. Fuller on February 27, 2009 and May 29, 2009 were non-qualified stock options and were granted with an exercise price equal to the closing price of the stock on the date of grant.

Narrative Supplement to the Summary Compensation Table and the Grants of Plan-Based Awards in 2009 Table

Terms of Equity-Based Awards

Vesting Schedule

In February 2009, the Compensation Committee approved certain changes to the Company’s policies with respect to equity awards. The Compensation Committee moved the annual equity award from May to February of each year to align the equity award grants with other annual compensation decisions. Option awards and restricted stock awards granted prior to 2009 vest over three years following the date of grant with one-third of the Class A common shares underlying the award becoming exercisable on each of the first, second and third anniversaries of the grant date, subject to acceleration upon a change of control. Awards made after February 2009 will be made in four equal quarterly grants during the year, and vest over three years following the date of grant on the anniversary of the first quarterly grant for such year, subject to acceleration upon a change of control. Each quarterly grant of stock options has a five-year life.

Forfeiture

Absent death or disability, unvested option awards are generally forfeited at termination of employment following a 90-day post-termination exercise period. In the event of death prior to the complete exercise of a vested option award, the vested portion of the option may be exercised in whole or in part, within one year after the date of death by the designated beneficiary, in all cases, prior to the option expiration date. In the event of disability prior to the complete exercise of the vested option award, the vested portion of the option may be exercised in whole or in part prior to the option expiration date. With respect to restricted stock awards, in the event of termination or death, the unvested portion of any restricted stock award is forfeited. In the event of disability, the Compensation Committee has discretion to promulgate rules regarding the treatment of unvested restricted stock awards. In 2007, the Company entered into continuity agreements with key employees, including the Executive Officers, which provide for the vesting of otherwise unvested option awards in the circumstances described under “Potential Payments Upon Termination, Change Of Control And Certain Other Events.”

Covenants

The stock option awards and restricted stock awards for Executive Officers and other key employees include confidentiality and non-compete obligations, which if violated would result in a forfeiture of unexercised options and disgorgement of any gains on option awards and restricted stock awards during the previous six months. The option awards and restricted stock awards for Executive Officers are also subject to acceleration of vesting upon a change of control.

Other

Option awards granted under the Omnibus Plan have an exercise price equal to the closing price of the underlying shares on the date of grant. With the exception of restricted stock units, prior to the vesting of restricted stock awards, holders of such awards have all other rights of a stockholder with respect to the shares underlying the award, including, but not limited to, the right to receive cash dividends, if any, and the right to vote the common shares underlying the award at any meeting of our stockholders. Holders of restricted stock units do not have any stockholder rights with respect to the common shares underlying the award until such unit vests and the underlying shares are issued. All equity award grants to Executive Officers are approved by the Compensation Committee.

Executive Chairman Employment Agreement

On May 30, 2007, the Company entered into an employment agreement with Mr. Fuller (“Employment Agreement”) whereby Mr. Fuller would act as Executive Chairman of the Company from June 1, 2007 until December 31, 2009, unless renewed for an additional calendar year upon the mutual agreement of the Company and Mr. Fuller (the “Employment Period”). Pursuant to the Employment Agreement, Mr. Fuller served as Executive Chairman of the Company and reported exclusively to the Board until December 31, 2009. Mr. Fuller received an annual base salary of $665,000, $688,275 and $708,923 for 2007 (retroactive to January 1, 2007), 2008 and 2009, respectively. In addition, Mr. Fuller was eligible to earn an annual cash bonus in accordance with our annual incentive compensation program during these years. For 2007, Mr. Fuller’s target bonus under our annual incentive compensation program was set at 60% of his base salary. For 2008 and 2009, Mr. Fuller’s target annual bonus was 50% of his then annual base salary. During the Employment Period, Mr. Fuller was also eligible to (1) receive annual grants of equity incentive awards under our long-term incentive compensation program, subject to the discretion of the Compensation Committee, and perquisites and benefits customarily paid to Executive Officers and (2) participate in the Company’s benefit plans, as generally applicable to other Executive Officers. Pursuant to the Employment Agreement, the Company agreed to pay Mr. Fuller from 2007 through the calendar year in which Mr. Fuller attains age 70, subject to specified exceptions, an amount equal to the premiums (including taxes due on the account of such premiums) on life insurance policies currently funded by the Company for Mr. Fuller.

In the event the Company terminated the employment of Mr. Fuller without “Cause” during the Employment Period or Mr. Fuller terminated his employment for “Good Reason” (as such terms are defined in the Employment Agreement) during such period, except in cases relating to a change of control of the Company, Mr. Fuller would be entitled to receive (1) the accrued but unpaid amounts of salary, annual bonus, vacation time and other applicable benefits, (2) subject to his execution of a general release of all claims, a cash lump sum payment in an amount equal to 300% of his then base salary, (3) full vesting of all outstanding equity awards to the extent provided for under existing plans and award agreements, provided that any unvested stock award granted on June 2, 2006 as a bonus to Mr. Fuller in connection with the Australian Transactions would have fully vested notwithstanding any contrary provisions in the applicable plan or award agreement, (4) payment by the Company of all annual premiums (and related taxes due on account of such premiums) for Mr. Fuller’s life insurance coverage until Mr. Fuller attains age 70 and (5) payment by the Company of all premiums payable with respect to Medicare supplemental insurance for Mr. Fuller and his dependents ending on the third anniversary of the termination date. The amounts payable to Mr. Fuller under his Employment Agreement in these circumstances are set forth under “—Potential Payments Upon Termination, Change of Control and Certain Other Events—Payments Upon Termination of Mr. Fuller Under Employment Agreement.” In the event of a change of control of the Company, Mr. Fuller’s Employment Agreement provides that the amounts payable to him are governed by his continuity agreement. The amounts payable to Mr. Fuller in the event of a change of control under his continuity agreement are set forth under “Potential Payments Upon Termination, Change of Control and Certain Other Events—Payments Upon Change of Control.” The Employment Period expired on December 31, 2009.

Pursuant to the Employment Agreement, Mr. Fuller agreed, that upon expiration of the Employment Period, he could elect to provide transitional services to the Company at a rate of $10,000 per month as (1) an independent contractor until December 31 of the year in which Mr. Fuller attains age 75 or (2) upon approval of the CEO of the Company, as an at-will employee of the Company until the earlier of his resignation or the end of calendar year in which Mr. Fuller attains age 72. As of January 1, 2010, Mr. Fuller has elected to provide services to the Company as an independent contractor. In addition, Mr. Fuller continues to serve as the Chairman of the Company’s Board of Directors. Mr. Fuller has further agreed that during the transitional period and for a period of two years from the later of his employment termination date or last day of the transitional period, he will not, directly or indirectly, compete with the business of, solicit employees of, or induce business relations to cease doing business with, the Company or its subsidiaries. Mr. Fuller will also be entitled to indemnification rights during the Employment Period and following the Employment Period that are available to other current and former officers and directors of the Company.

In consideration for the payments and benefits under the Employment Agreement, Mr. Fuller has agreed to release, and waive claims against, the Company and its subsidiaries arising out of his employment or termination thereof, subject to specified exceptions.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2009

The following table provides information regarding outstanding equity awards held by our Executive Officers at December 31, 2009.

	Option Awards
Name	Option Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price	Option Expiration Date	Unrealized Value of Unexercised Options Exercisable (2)	Unrealized Value of Unexercised Options Unexercisable (2)
Mortimer B. Fuller III	5/30/06	56,845	—	—	$29.41	5/29/2011	$183,609	$—
	5/30/06	3,400	—	—	32.35	5/29/2011	986	—
	6/2/06	136,476	—	—	30.37	6/1/2011	309,801	—
	5/30/07	24,723	12,361	—	32.35	5/29/2012	7,170	3,585
	5/30/07	—	3,091	—	35.59	5/29/2012	—	—
	5/27/08	10,878	19,197	—	39.08	5/26/2013	—	—
	5/27/08	—	2,558	—	42.99	5/26/2013	—	—
	2/27/09	—	3,980	—	22.98	2/26/2014	—	38,447
	2/27/09	—	7,957	—	20.89	2/26/2014	—	93,495
	5/29/09	—	583	—	31.82	5/28/2014	—	478
	5/29/09	—	7,715	—	28.92	5/28/2014	—	28,700
	8/31/09	—	7,604	—	31.38	8/30/2014	—	9,581
	11/30/09	—	7,773	—	31.12	11/29/2014	—	11,815

		232,322	72,819				$501,566	$186,101

John C. Hellmann	5/18/05	65,385	—	—	$16.60	5/17/2010	$1,048,775	$—
	5/30/06	50,262	—	—	29.41	5/29/2011	162,346	—
	6/2/06	77,872	—	—	30.37	6/1/2011	176,769	—
	5/30/07	39,847	19,923	—	32.35	5/29/2012	11,556	5,778
	5/27/08	16,028	32,056	—	39.08	5/26/2013	—	—
	2/27/09	—	32,669	—	20.89	2/26/2014	—	383,861
	5/29/09	—	23,372	—	28.92	5/28/2014	—	86,944
	8/31/09	—	21,577	—	31.38	8/30/2014	—	27,187
	11/30/09	—	22,059	—	31.12	11/29/2014	—	33,530

		249,394	151,656				$1,399,446	$537,300

Timothy J. Gallagher	5/18/05	18,072	—	—	$16.60	5/17/2010	$289,875	$—
	5/30/06	28,979	—	—	29.41	5/29/2011	93,602	—
	6/2/06	13,252	—	—	30.37	6/1/2011	30,082	—
	5/30/07	22,329	11,165	—	32.35	5/29/2012	6,475	3,238
	5/27/08	9,315	18,628	—	39.08	5/26/2013	—	—
	2/27/09	—	16,132	—	20.89	2/26/2014	—	189,551
	5/29/09	—	11,541	—	28.92	5/28/2014	—	42,933
	8/31/09	—	10,655	—	31.38	8/30/2014	—	13,425
	11/30/09	—	10,892	—	31.12	11/29/2014	—	16,556

		91,947	79,013				$420,034	$265,703

James W. Benz	5/18/05	34,928	—	—	$16.60	5/17/2010	$560,245	$—
	5/30/06	23,105	—	—	29.41	5/29/2011	74,629	—
	6/2/06	9,944	—	—	30.37	6/1/2011	22,573	—
	5/30/07	18,704	9,352	—	32.35	5/29/2012	5,424	2,712
	5/27/08	7,803	15,604	—	39.08	5/26/2013	—	—
	2/27/09	—	13,862	—	20.89	2/26/2014	—	162,879
	5/29/09	—	9,917	—	28.92	5/28/2014	—	36,891
	8/31/09	—	9,155	—	31.38	8/30/2014	—	11,535
	11/30/09	—	9,359	—	31.12	11/29/2014	—	14,226

		94,484	67,249				$662,871	$228,243

	Option Awards
Name	Option Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price	Option Expiration Date	Unrealized Value of Unexercised Options Exercisable (2)	Unrealized Value of Unexercised Options Unexercisable (2)
Allison M. Fergus	11/7/05	1,500	—	—	$22.41	11/6/2010	$15,350	$—
	5/30/06	6,000	—	—	29.41	5/29/2011	19,380	—
	10/26/06	15,000	—	—	28.75	10/25/2011	58,350	—
	5/30/07	11,815	5,907	—	32.35	5/29/2012	3,426	1,713
	5/27/08	5,218	10,435	—	39.08	5/26/2013	—	—
	2/27/09	—	9,333	—	20.89	2/26/2014	—	109,663
	5/29/09	—	6,677	—	28.92	5/28/2014	—	24,838
	8/31/09	—	6,164	—	31.38	8/30/2014	—	7,767
	11/30/09	—	6,303	—	31.12	11/29/2014	—	9,581

		39,533	44,819				$96,506	$153,562

Christopher F. Liucci	3/29/06	10,000	—	—	$31.09	3/28/2011	$15,500	$—
	5/30/07	8,217	4,108	—	32.35	5/29/2012	2,383	1,191
	5/27/08	3,924	7,847	—	39.08	5/26/2013	—	—
	2/27/09	—	4,340	—	20.89	2/26/2014	—	50,995
	5/29/09	—	3,105	—	28.92	5/28/2014	—	11,551
	8/31/09	—	2,867	—	31.38	8/30/2014	—	3,612
	11/30/09	—	2,931		31.12	11/29/2014	—	4,455

		22,141	25,198				$17,883	$71,804

	Stock Awards
Name	Stock Award Date (3)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Mortimer B. Fuller III	5/30/07	1,542	$50,331	—	—
	5/27/08	2,642	86,235
	2/27/09	1,557	50,820
	5/29/09	1,124	36,687
	8/31/09	1,036	33,815
	11/30/09	1,045	34,109

		8,946	$291,997

John C. Hellmann	5/30/07	2,294	$74,876	—	—
	5/27/08	3,930	128,275
	2/27/09	4,417	144,171
	5/29/09	3,190	104,122
	8/31/09	2,940	95,962
	11/30/09	2,966	96,810

		19,737	$644,216

Timothy J. Gallagher	5/30/07	1,285	$41,942	—	—
	5/27/08	2,284	74,550
	2/27/09	2,181	71,188
	5/29/09	1,575	51,408
	8/31/09	1,452	47,393
	11/30/09	1,465	47,818

		10,242	$334,299

	Stock Awards
Name	Stock Award Date (3)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

James W. Benz	5/30/07	1,077	$35,153	—	—
	5/27/08	1,913	62,440
	2/27/09	1,874	61,167
	5/29/09	1,354	44,195
	8/31/09	1,248	40,735
	11/30/09	1,257	41,028

		8,723	$284,718

Allison M. Fergus	5/30/07	680	$22,195	—	—
	5/27/08	1,279	41,747
	2/27/09	1,262	41,192
	5/29/09	912	29,768
	8/31/09	840	27,418
	11/30/09	847	27,646

		5,820	$189,966

Christopher F. Liucci	5/30/07	473	$15,439	—	—
	5/27/08	962	31,400
	2/27/09	587	19,160
	5/29/09	424	13,839
	8/31/09	391	12,762
	11/30/09	393	12,828

		3,230	$105,428

(1)	All option awards were granted under the Omnibus Plan. The vesting schedule for the option awards is set forth below. For additional information on the acceleration of vesting, see “Narrative Supplement to the Summary Compensation Table and 2009 Grants of Plan-Based Awards Table.”

5/18/05	1/3 vests each year for three years on the anniversary of the date of grant.
11/7/05	1/3 vests each year for three years on the anniversary of the date of grant.
5/30/06	1/3 vests each year for three years on the anniversary of the date of grant.
10/26/06	1/3 vests each year for three years on the anniversary of the date of grant.
6/2/06	Fully vested upon grant.
5/30/07	1/3 vests each year for three years on the anniversary of the date of grant.
5/27/2008	1/3 vests each year for three years on the anniversary of the date of grant.
2/27/09	1/3 vests each year for three years on the anniversary of the date of grant.
5/29/09	1/3 vests each year for three years on February 27.
8/31/09	1/3 vests each year for three years on February 27.
11/30/09	1/3 vests each year for three years on February 27.

(2)	The unrealized value of in-the-money exercisable and unexercisable options was calculated by multiplying the number of shares underlying each category by the closing price of our stock on December 31, 2009, of $32.64, and then deducting the aggregate exercise price of these options.
(3)	All restricted stock awards were granted under the Omnibus Plan. One-third of each restricted stock award granted prior to 2009 vests each year for three years on the anniversary of the date of grant. Restricted stock awards made after February 2009 vest over three years following the date of grant on the anniversary of the first quarterly grant for such year. For additional information on the acceleration of vesting, see “Narrative Supplement to the Summary Compensation Table and 2009 Grants of Plan-Based Awards Table.”
(4)	The market value of stock awards that have not vested was calculated using the closing stock price on December 31, 2009, of $32.64.

OPTION EXERCISES AND STOCK VESTED DURING 2009

The following table provides information regarding the amounts received by each Executive Officer upon exercise of options or the vesting of restricted stock or restricted stock units during the year ended December 31, 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting (2)
Mortimer B. Fuller III	—	$—	10,997	$328,238
John C. Hellmann	56,250	883,215	9,545	279,537
Timothy J. Gallagher	23,841	343,123	4,187	120,132
James W. Benz	16,876	257,394	3,410	97,707
Allison M. Fergus	—	—	1,320	36,946
Christopher F. Liucci	—	—	1,287	34,478

(1)	Option award value realized on exercise was calculated by multiplying the number of shares acquired upon exercise by the closing price of our stock on the exercise date and then deducting the aggregate exercise price of the option awards.
(2)	Stock award value realized on vesting was calculated by multiplying the number of shares acquired upon vesting by the closing price of our stock on the vesting date.

2009 PENSION BENEFITS

The following table provides information regarding the pension benefits for our Executive Officers.

Name	Plan Name	Number of Years Credited Service		Present Value of Accumulated Benefit		Payments During Last Fiscal Year
Mortimer B. Fuller III		—		$—		$—
John C. Hellmann		—		—		—
Timothy J. Gallagher		—		—		—
James W. Benz	Rail Link Retirement Plan(1)	14.89	(2)	343,312	(3)	—
Allison M. Fergus		—		—		—
Christopher F. Liucci		—		—		—

(1)	The Rail Link Retirement Plan, or Rail Link Plan, is a defined benefit pension plan sponsored by Rail Link, Inc., a wholly owned subsidiary of the Company. The Rail Link Plan covers approximately 71 Rail Link, Inc. eligible employees as of December 31, 2009. The accumulated benefit an employee earns over his or her career with Rail Link, Inc. is payable starting after retirement on a monthly basis for life. The normal retirement age defined in the Rail Link Plan is 62. Mr. Benz is currently eligible for early retirement under the Rail Link Plan, subject to a 5% benefit reduction for each year that he retires prior to attaining age 62.
(2)	Under the Rail Link Plan, Mr. Benz accumulated 5.25 creditable service years while working for the Company from November 8, 1996 until the Rail Link Plan was frozen on January 31, 2002 and 9.64 years of service as President of Rail Link, Inc. before Rail Link, Inc. was purchased by the Company in November 1996.
(3)

All benefit accruals under the Rail Link Plan were frozen as of January 31, 2002. As applicable to Mr. Benz, the Rail Link Plan provides benefits based primarily on a formula that takes into account the executive’s earnings for each fiscal year. The formula provides an annual benefit accrual equal to 1.0% of the five-year average earnings of the individual and 0.5% of the “Excess Amount” of compensation. “Excess Amount” is defined as the five-year average earnings in excess of the social security average wage. For a discussion of the assumptions made in quantifying the present value of the accrued benefit, refer to Note 11 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The executive’s annual earnings taken into account under this formula include base salary and up to one-half of any bonus payments. The maximum annual benefit for Mr. Benz is frozen at $28,145 annually ($2,345 monthly) payable after retirement. Upon retirement, Mr. Benz may elect payment in the form of either a single life annuity or a joint and survivor annuity. While these two options would provide different annual benefit amounts to Mr. Benz (and his spouse, in the event he selects the joint and survivor annuity option), the total actuarial value of the two elections is equivalent over the life of the selected annuity.

NONQUALIFIED DEFERRED COMPENSATION FOR 2009 (1)

The following table provides information regarding contributions, earnings and balances for our Executive Officers under our nonqualified deferred compensation plans for the year ended December 31, 2009.

Name	Executive Contribution in Last Fiscal Year	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (4)
Mortimer B. Fuller III	$—	$—	$—	$—	$—
John C. Hellmann	—	64,148	273,381	—	895,766
Timothy J. Gallagher	—	68,384	80,380	—	299,369
James W. Benz	—	—	63	—	37,137
Allison M. Fergus	—	42,133	8,471	—	50,604
Christopher F. Liucci	—	31,880	9,864	—	41,744

(1)	The DCP was implemented in 2004 and allows certain employees, including the Executive Officers, to defer receipt of their salary and/or annual incentive payments into accounts that mirror gains and/or losses of several different investment funds we have selected. The investment funds offered are similar but not identical to those offered under our 401(k) Plan. The DCP does not offer above market interest rate returns or permit participants to defer their cash compensation into our common stock. Participant deferrals must be elected annually, with limits of 50% on base salary and 100% on bonus payments with a minimum aggregate deferral of $2,000. Investment choices may be reallocated on a daily basis, but if selections are not made, the amounts deferred will automatically be allocated to the lowest-risk fund. Accounts are adjusted daily based on the performance of each measurement fund that is selected for the participant’s account and the account is 100% vested at the time of deferral. Participant deferral elections are irrevocable and cannot be changed during the plan year. However, there are circumstances, such as an unforeseeable financial emergency, that can be considered for suspending a participant’s current deferral election. The benefit distribution date selected may be either: (1) separation of service, or (2) the attainment of whatever age specified, or (3) the earlier of (a) separation of service or (b) the attainment of whatever age specified, or (4) the later of (a) separation of service or (b) the attainment of whatever age specified. If a distribution date is not specified, the benefit distribution date will be separation of service. The form of payment selected for an employee’s distribution is either a lump sum or annual installments over any period an employee elects, not to exceed 15 years. No withdrawals or distributions were made in 2009. The DCP does allow for Company contributions and is the instrument used to allow Company contributions into the Defined Contribution Accounts. Executive Officer contributions, if any, and Company contributions are included in the Summary Compensation Table.
(2)	The amounts represent the Company contributions into the Defined Contribution Accounts for Messrs. Hellmann, Gallagher and Liucci and Ms. Fergus. The Company’s contributions into their Defined Contribution Account are reflected in the Summary Compensation Table in the All Other Compensation column. These contributions vest proportionately over a five-year period, subject to acceleration of vesting in the event of a change of control, death or disability, each as defined under the DCP. For additional information on the DCP Plan see “Executive Compensation—Compensation Discussion and Analysis—Other Compensation—Deferred Compensation Plan.”
(3)	Earnings on the Company contributions made on behalf of Messrs. Hellmann, Gallagher and Liucci and Ms. Fergus vest over a five-year period, or earlier upon a change of control. Earnings on Mr. Benz’s account are fully vested. While the contribution amounts for Messrs. Hellmann, Gallagher and Liucci and Ms. Fergus are reported in the Summary Compensation Table, the earnings for all four Executive Officers are not, because all earnings in the Defined Contribution Accounts are not considered above market or preferential. Earnings are calculated based on the performance of some or all of the following funds: Capital Research American Fund Growth, Brandes International Equity, Iridian Asset Management Business Opportunity Value, Oppenheimer Emerging Markets, BlackRock Equity Index, FMR Co Inc Fid. VIP Contrafund, Frontier Capital Appreciation, Pacific Life High Yield Bond, PIMCO Inflation Managed, Janus Aspen Series Enterprise Portfolio, Janus Aspen Series Overseas Portfolio Service Shares, PIMCO Managed Bond, Pacific Life Money Market, Oppenheimer Multi-Strategy, Van Kampen Real Estate, NFJ Small-Cap Value and Van Eck Worldwide Hard Assets, based on the executive’s investment allocation. In 2009, the Executive Officers selected the Oppenheimer Emerging Markets, Janus Aspen Series Enterprise Portfolio, Capital Research American Fund Growth, NFJ Small-Cap Value, BlackRock Equity Index, PIMCO Managed Bond, PIMCO Inflation Managed, Pacific Life Money Market, which funds yielded 84.79%, 44.44%, 38.86%, 27.18%, 26.36%, 21.01%, 20.80% and 0.17%, respectively, for fiscal year 2009.
(4)	Amounts represent the balance of the Executive Officer’s individual account as of December 31, 2009. As of December 31, 2009, the vested portion of Mr. Hellmann’s aggregate balance was $699,582, a portion of which represents Mr. Hellmann’s personal contributions, which are immediately vested. As of December 31, 2009, the vested portion of Messrs. Gallagher and Benz’s accounts were $86,036 and $37,137, respectively. Mr. Liucci and Ms. Fergus’ accounts had no vested portion as of December 31, 2009. Of contributions made by Mr. Hellmann or by the Company on his behalf, $804,464 was previously reported in a Summary Compensation Table. Of contributions made by the Company on Mr. Gallagher’s behalf, $205,152 was previously reported in a Summary Compensation Table. Of contributions made by Mr. Benz, $36,613 was previously reported in a Summary Compensation Table. No contributions made by the Company on Ms. Fergus’ or Mr. Liucci’s behalf were previously reported in a Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION, CHANGE OF CONTROL AND CERTAIN OTHER EVENTS

Payments upon Change of Control

The continuity agreements with each of our Executive Officers, other than the former Executive Chairman, provide that upon termination of their employment without cause or resignation for good reason within three years following a change of control, (1) Mr. Hellmann, Mr. Gallagher, Mr. Benz and Ms. Fergus will receive a cash severance amount equal to their accrued but unpaid annual incentive compensation plus three times the sum of their current salary plus target annual incentive compensation for that year, and (2) Mr. Liucci will receive a cash severance amount equal to his accrued but unpaid annual incentive compensation plus one times the sum of his current salary plus target annual incentive compensation for that year. Pursuant to his Employment Agreement, Mr. Fuller would have been entitled to receive a cash severance amount equal to his accrued but unpaid annual incentive compensation plus three times the sum of his current salary plus target annual incentive compensation for that year; provided that Mr. Fuller is employed under the initial or subsequent renewal periods set forth in his Employment Agreement. As of January 1, 2010, Mr. Fuller is no longer entitled to a payment in the event of a change of control of the Company.

A change of control is deemed to occur if: a person or outside group becomes a beneficial owner (defined as 35% ownership) and their ownership is greater than our founder and executive officers; a merger, sale of 51% or greater of the Company’s assets, liquidation or dissolution of the Company occurs; or our incumbent Board of Directors ceases to be a majority in any successor of the Company during a twelve-month period.

In the event of a change of control, the acceleration provisions of the DCP and award agreements under the Omnibus Plan provide for payments exclusive of our continuity agreements. In the event of a change of control under our DCP Plan, participants are entitled to acceleration of unvested account balances, subject to the limitations of Section 280G of the IRC. In addition, pursuant to the award agreements for options and restricted stock awards to Executive Officers, the unvested portions of all such awards immediately vest and become exercisable upon a change of control.

In addition, upon termination without cause or resignation for good reason within three years following a change of control, all unvested stock options and restricted stock holdings immediately become vested, and any unvested balance under the DCP plan is accelerated to the extent such acceleration does not take place earlier under the applicable plan documents. Termination without cause by the Company or resignation for good reason by an executive occurs if: the executive’s duties, titles or responsibilities decrease after a change of control; the executive’s base salary, annual incentive target, or annual equity target is decreased after a change of control; the executive’s work location changes to a different location more than 35 miles from his or her prior work location after a change of control; or the successor company fails to assume and perform the provisions under the continuity agreements.

The Company will conditionally pay the 20% excise tax for excess parachute payments and will gross up the resulting income tax due for Mr. Hellmann, Mr. Gallagher and Mr. Benz if their resulting change of control payment is more than 10% above the safe harbor limit of three times the base amount under Section 280G of the IRC. The base amount is defined as the average W-2 earnings of the executive in the last five years. A change of control payment that is up to 10% above the safe harbor limit will not result in payment of the excise tax and tax gross up, but instead will result in a reduction of the payment to the safe harbor limit less one dollar. Mr. Fuller, Ms. Fergus and Mr. Liucci are not provided conditional payments of resulting excise tax for excess parachute payments and related income tax but are entitled to receive the greater of the after-tax change of control payment, including their payment of the 20% excise tax for excess parachute payments or the after tax safe harbor limit less one dollar. This election is referred to as the “Best After-Tax Provision” in the table below.

The payments set forth below assume a December 31, 2009 trigger event and include amounts received by each Executive Officer in the event of a change of control and in the event of a change of control followed by termination.

Name/Event	Cash Severance Payment (1)	Acceleration of Unvested DCP Amounts	Acceleration of Unvested Options (2)	Acceleration of Unvested Restricted Stock (3)	Gross Payment Before Applying Tax Gross-Up Provisions	Adjustment for Best After-Tax Provision (4)	Adjustment for Payment of Excise Tax and Tax Gross Up (5)	Total
Mortimer B. Fuller III
Change of Control (6)	$—	$—	$186,101	$291,997	$—	$—	$—	$478,098
Change of Control Followed by Termination (7)	3,630,376	—	186,101	291,997	4,108,474	—	—	4,108,474

John C. Hellmann
Change of Control (6)	—	196,184	537,300	644,216	—	—	—	1,377,700
Change of Control Followed by Termination (7)	4,290,366	196,184	537,300	644,216	5,668,066	—	1,964,955	7,633,021

Timothy J. Gallagher
Change of Control (6)	—	213,333	265,703	334,299	—	—	—	813,335
Change of Control Followed by Termination (7)	2,147,892	213,333	265,703	334,299	2,961,227	—	1,213,922	4,175,149

James W. Benz
Change of Control (6)	—	—	228,243	284,718	—	—	—	512,961
Change of Control Followed by Termination (7)	1,893,766	—	228,243	284,718	2,406,727	—	895,161	3,301,888

Allison M. Fergus
Change of Control (6)	—	50,604	153,562	189,966	—	—	—	394,132
Change of Control Followed by Termination (7)	1,464,511	50,604	153,562	189,966	1,858,643	—	—	1,858,643

Christopher F. Liucci
Change of Control (6)	—	41,744	71,804	105,428	—	—	—	218,976
Change of Control Followed by Termination (7)	342,966	41,744	71,804	105,428	561,942	—	—	561,942

(1)	The cash severance payment is calculated by adding the 2009 accrued but unpaid annual incentive to either three times the sum of current annual salary plus target annual incentive or one times the sum of current annual salary plus target annual incentive, depending on the individual Executive Officer’s continuity agreement outlined above.
(2)	The value of accelerated stock options is calculated by multiplying the number of unvested stock options by the difference between the closing stock price on December 31, 2009 of $32.64 and the exercise price of the stock option.
(3)	The value of accelerated restricted stock is calculated by multiplying the number of unvested restricted stock shares by the stock price on December 31, 2009 of $32.64.
(4)	Mr. Fuller’s and Mr. Liucci’s change of control payments would not exceed the safe harbor limit (three times the base amount less one dollar) and are not reduced. Ms. Fergus’ after-tax change of control payment, including the 20% payment of the excise tax, would be greater than the after-tax payment of the safe harbor limit and is also not reduced. A personal tax rate of 40% is used in calculating the after-tax amount for Ms. Fergus.
(5)	Mr. Hellmann, Mr. Gallagher, and Mr. Benz’s gross payments would be more than 10% above Section 280G of the IRC safe harbor limit. Therefore, the Company would additionally pay the 20% excise tax and income taxes related to the excise tax. An estimated tax gross-up rate of 60% was used in the calculation.
(6)	Represents payments under the provisions of the DCP and award agreements under the Omnibus Plan, which provide for payments upon a change of control exclusive of our continuity agreements. In the event of a change of control under our DCP Plan, participants are entitled to acceleration of unvested account balances, subject to the limitations of Section 280G of the IRC. In addition, pursuant to the award agreements for options and restricted stock awards to Executive Officers, the unvested portions of all such awards immediately vest and become exercisable upon a change of control.
(7)	Represents payments under the continuity agreements in the event of a change of control followed by termination without cause or resignation for good reason by the executive within three years of the change of control.

Payments upon Termination of Mr. Fuller Under Employment Agreement

Pursuant to his Employment Agreement, Mr. Fuller is entitled to specified benefits in the event of voluntary resignation for good reason or involuntary termination without cause by the Company, and in the event of disability or death. Mr. Fuller’s Employment Agreement also provides that if there is a change of control followed by termination without cause or resignation for good reason during his initial or subsequent renewal employment periods, he will be entitled to payments under his continuity agreement. The payments associated with a change of control are set forth in the “Payments Upon Change of Control” table above in the row entitled Change of Control Followed by Termination for Mr. Fuller.

The payments set forth below assume a December 31, 2009 trigger event. As of January 1, 2010, Mr. Fuller is no longer entitled to the payments set forth below other than the Life Insurance premiums and any accrued amounts due as a result of his provision of consulting services to the Company.

Name/Event	Cash Severance Payment (1)	Medicare Supplemental Premium (2)	Life Insurance Premium (3)	Acceleration of Unvested Options	Acceleration of Unvested Restricted Stock	Amounts Accrued (4)		Total
Mortimer B. Fuller III
Voluntary Resignation for Good Reason or Involuntary Termination without Cause	$2,126,769	$8,906	$1,044,115	$—		$108,275		$3,288,065
Disability or Death	—	—	—	—	—	108,275	(5)	108,275

(1)	Cash severance payment represents three times Mr. Fuller’s base salary on December 31, 2009.
(2)	Mr. Fuller is entitled to medical supplemental premiums for his dependents and himself for three years. The estimated amounts payable on December 31, 2009 were calculated by multiplying the estimated monthly premium cost for a standard Medicare Supplemental Plan J policy, which provides the most comprehensive coverage of the 12 standard Medicare plans available, by 36 months. The estimated monthly premium was obtained from publicly available quotes provided by AARP. None of Mr. Fuller’s dependents will be eligible for Medicare Supplemental coverage until 2014, so no amounts were included for his dependents.
(3)	Mr. Fuller is entitled to life insurance premiums, plus a tax gross up of such premiums, that extend from the year of his termination through the year he attains age 70. The estimated amounts, assuming a December 31, 2009 trigger event, were calculated by multiplying the total amount of such payments made to Mr. Fuller for life insurance and gross ups in 2009 by three years.
(4)	As of December 31, 2009, Mr. Fuller had earned but had not yet been paid an annual cash bonus of $108,275. Mr. Fuller is also contractually entitled to payment for the following items accrued through the date of his termination; unpaid base salary, any earned but unused vacation time, any properly incurred but unreimbursed business-related expenses, and any other amounts or benefits required to be paid or provided by law or under the terms of any applicable pension, welfare or equity compensation plan of the Company. The value of these items at December 31, 2009 was assumed to have been zero.
(5)	In the event Mr. Fuller’s employment is terminated as a result of death or disability, in addition to Amounts Accrued, he is contractually entitled to benefits due under the Company’s life insurance and long-term disability plans in which he participates at the time of such termination. The value of the additional items at December 31, 2009 was assumed to have been zero.

Additional information on Mr. Fuller’s Employment Agreement is set forth under “Narrative Supplement to the Summary Compensation Table and 2009 Grants of Plan-Based Awards Table.”

Payments in the Event of Retirement, Death, or Disability

Messrs. Hellmann, Gallagher and Liucci and Ms. Fergus are entitled to receive accelerated vesting of their DCP accounts in the event of death or disability, pursuant to the DCP Plan provisions. We have provided the DCP benefit to these Executive Officers in consideration of their role in the organization and as an incentive for their continued service. Assuming a December 31, 2009 death or disability, Messrs. Hellmann, Gallagher and Liucci and Ms. Fergus would be entitled to the acceleration of unvested account balances, subject to the limitations of Section 280G of the IRC, of $196,185, $213,334, $41,744 and $50,604, respectively. Mr. Benz’ account balance is fully vested; and Mr. Fuller does not receive benefits under the DCP Plan. In the event of retirement at December 31, 2009, none of the participating Executive Officers are entitled to acceleration of unvested DCP balances. For additional information, see “Nonqualified Deferred Compensation for 2009” above.

Mr. Benz is a participant in the Rail Link Plan, which was frozen on January 31, 2002. Based upon his average compensation and years of service accrued prior to the plan being frozen, the annual amount payable upon retirement at age 62 under the plan is $28,145. In accordance with the plan provisions, assuming retirement, death or disability at December 31, 2009, Mr. Benz is entitled to receive annual payments of $26,738, which amounts include a 5% benefit reduction for each remaining year of service until Mr. Benz attains age 62. For additional information, see “2009 Pension Benefits” above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and related footnotes set forth as of April 1, 2010 (except to the extent indicated in the footnotes to the table below) certain information concerning beneficial ownership of our stock held by (1) each stockholder known by us to own beneficially more than 5% of any class of stock, (2) each of our directors, (3) each director nominee, (4) each Executive Officer, which includes our named executive officers, and (5) all of our directors and Executive Officers as a group. We have calculated beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated below in the footnotes to the table, each stockholder named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by that stockholder, and the designated address of each individual listed in the table is as follows: Genesee & Wyoming Inc., 66 Field Point Road, Greenwich, Connecticut 06830. We have omitted percentages of less than 1.0% from the table. Unless otherwise indicated, all options to purchase shares of Class A Common Stock, restricted shares and DSUs were issued pursuant to the Omnibus Plan. Class A Common Stock that can be acquired upon conversion of Class B Common Stock are not included in the Class A Common Stock numbers set forth in the table below.

	Class A Common Stock Beneficially Owned		Class B Common Stock Beneficially Owned		% of Vote (1)
Name and Address of Beneficial Owner	No. of Shares	% of Class	No. of Shares	% of Class
Directors and Nominees
Mortimer B. Fuller III (2)	292,714	*	1,637,642	65.68%	26.07%
John C. Hellmann (3)	485,877	1.25%	1,872	*	*
Robert M. Melzer (4)	103,969	*	—	*	*
Philip J. Ringo (5)	113,562	*	—	*	*
Peter O. Scannell (6)	40,669	*	—	*	*
Mark A. Scudder (7)	38,114	*	—	*	*
David C. Hurley (8)	17,965	*	—	*	*
Øivind Lorentzen (9)	22,086	*	—	*	*
Michael Norkus (10)	3,820	*	—	*	*

Other Named Executives
Timothy J. Gallagher (11)	149,058	*	—	*	*
James W. Benz (12)	175,911	*	—	*	*
Allison M. Fergus (13)	68,761	*	—	*	*
Christopher F. Liucci (14)	41,116	*	—	*	*

Significant Shareholders		*		*
Louis S. Fuller (15)	288,700	*	608,791	24.41%	10.02%

Other
Baron Capital Group, Inc. (16)	3,843,824	9.92%	—	*	6.04%
767 Fifth Avenue
New York, New York 10153
Wellington Management Company, LLP (17)	2,875,489	7.42%	—	*	4.52%
75 State Street
Boston, Massachusetts 02109
T. Rowe Price Associates, Inc. (18)	2,778,768	7.17%	—	*	4.36%
100 E. Pratt Street
Baltimore, Maryland 21202
BlackRock, Inc. (19)	2,296,132	5.93%	—	*	3.61%
40 East 52nd Street
New York, New York 10022
Keeley Asset Management Corp. (20)	2,206,530	5.70%	—	*	3.47%
401 South LaSalle Street
Chicago, Illinois 60605
All Directors and Executive Officers as a Group (13 persons) (21)	1,553,622	3.91%	1,639,514	65.75%	27.77%

*	Represents less than 1%.
(1)	Reflects the voting power of the outstanding share holdings shown on the table as a result of the fact that Class A Common Stock is entitled to one vote per share and Class B Common Stock is entitled to ten votes per share.
(2)	The amounts shown include: (1) 8,463 shares of Class A Common Stock owned by Mr. Fuller individually; (2) 7,357 shares of Class A Common Stock represented by restricted stock, of which 2,863 shares will vest within 60 days; (3) 270,522 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days; (4) 416 shares of Class A Common Stock that may be received for DSUs; (5) 5,956 shares of Class A Common Stock held by Mr. Fuller’s wife, as to which shares Mr. Fuller disclaims beneficial ownership; (6) 1,131,894 shares of Class B Common Stock owned by Mr. Fuller individually; (7) a total of 500,000 shares of Class B Common Stock held by two grantor annuity trusts, both of which Mr. Fuller is the trustee and principal beneficiary; and (8) 5,748 shares of Class B Common Stock held by Mr. Fuller’s wife, as to which shares Mr. Fuller disclaims beneficial ownership.
(3)	The amounts shown include: (1) 209,217 shares of Class A Common Stock and 1,872 shares of Class B Common Stock owned by Mr. Hellmann individually; (2) 23,473 shares of Class A Common Stock represented by restricted stock, of which 4,259 shares will vest within 60 days; and (3) 253,187 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days. The number of shares in the table includes 209,217 shares of Class A Common Stock held in a brokerage account pledged as collateral for a credit facility.
(4)	The amount shown includes: (1) 49,713 shares of Class A Common Stock owned by Mr. Melzer individually; (2) 11,250 shares of Class A Common Stock held by a self-directed IRA; (3) 39,885 shares of Class A Common Stock that may be received for DSUs; and (4) 3,121 shares of Class A Common Stock represented by restricted stock, of which 1,560 shares will vest within 60 days.
(5)	The amount shown includes: (1) 39,150 shares of Class A Common Stock owned by Mr. Ringo individually; (2) 18,731 shares of Class A Common Stock owned by Mr. Ringo’s wife, as to which shares Mr. Ringo disclaims beneficial ownership; (3) 52,392 shares of Class A Common Stock that may be received for DSUs; and (4) 3,289 shares of Class A Common Stock represented by restricted stock, of which 3,289 shares will vest within 60 days.
(6)	The amount shown includes: (1) 12,018 shares of Class A Common Stock owned jointly by Mr. Scannell and his wife; (2) 10,125 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days; (3) 16,712 shares of Class A Common Stock that may be received for DSUs; and (4) 1,814 shares of Class A Common Stock represented by restricted stock, of which 605 shares will vest within 60 days.
(7)	The amount shown includes: (1) 18,816 shares of Class A Common Stock owned by Mr. Scudder individually; (2) 10,125 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days; (3) 5,884 shares of Class A Common Stock that may be received for DSUs; and (4) 3,289 shares of Class A Common Stock represented by restricted stock, of which 3,289 shares will vest within 60 days.
(8)	The amount shown includes: (1) 7,518 shares of Class A Common Stock owned by Mr. Hurley individually; (2) 8,633 shares of Class A Common Stock that may be received for DSUs; and (3) 1,814 shares of Class A Common Stock represented by restricted stock, of which 605 shares will vest within 60 days.
(9)	The amount shown includes: (1) 10,610 shares of Class A Common Stock owned by Mr. Lorentzen individually; (2) 8,187 shares of Class A Common Stock that may be received for DSUs; and (3) 3,289 shares of Class A Common Stock represented by restricted stock, of which 3,289 shares will vest within 60 days.
(10)	The amount shown includes: (1) 1,000 shares of Class A Common Stock owned by Mr. Norkus individually; (2) 766 shares of Class A Common Stock that may be received for DSUs; and (3) 2,054 shares of Class A Common Stock represented by restricted stock, of which 2,054 shares will vest within 60 days.
(11)	The amount shown includes: (1) 26,941 shares of Class A Common Stock owned by Mr. Gallagher individually; (2) 11,355 shares of Class A Common Stock represented by restricted stock, of which 2,427 shares will vest within 60 days; and (3) 110,762 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days.
(12)	The amount shown includes: (1) 75,423 shares of Class A Common Stock owned by Mr. Benz jointly with his wife; (2) 9,679 shares of Class A Common Stock represented by restricted stock, of which 2,033 shares will vest within 60 days; and (3) 90,809 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days.
(13)	The amount shown includes: (1) 2,431 shares of Class A Common Stock owned by Ms. Fergus individually; (2) 60,150 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days; and (3) 6,180 shares of Class A Common Stock represented by restricted stock, of which 1,319 shares will vest within 60 days.
(14)	The amount shown includes: (1) 3,001 shares of Class A Common Stock owned by Mr. Liucci individually; (2) 34,587 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days; and (3) 3,528 shares of Class A Common Stock represented by restricted stock, of which 954 shares will vest within 60 days.
(15)	The amounts shown include: (1) 608,791 shares of Class B Common Stock owned by Mr. Louis Fuller individually, (2) 21,700 shares of Class A Common Stock owned by Mr. Louis Fuller individually; and (3) 267,000 shares of Class A Common Stock owned by Mr. Louis Fuller’s wife, as to which shares he disclaims beneficial ownership.

(16)	The amount and percentage shown, and the information contained in this footnote, is derived from a Schedule 13G filed by Baron Capital Group, Inc. (“BCG”) on March 3, 2010. BCG has shared voting power with respect to 3,482,574 shares and shared dispositive power with respect to 3,843,824 shares. According to their joint Schedule 13G, BAMCO, Inc. (“BAMCO”) has shared voting power with respect to 3,229,750 shares and shared dispositive power with respect to 3,579,750 shares; Baron Capital Management, Inc. (“BCM”) has shared voting power with respect to 252,824 shares and shared dispositive power with respect to 264,074 shares; Baron Growth Fund has shared voting and shared dispositive power with respect to 2,000,000 shares; and Ronald Baron has shared voting power with respect to 3,482,574 shares and shared dispositive power with respect to 3,843,824 shares. The advisory clients of BAMCO and BCM have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares in their accounts. No such person is known to have an interest relating to more than five percent of the class.
(17)	The amount and percentage shown, and the information contained in this footnote, is derived from a Schedule 13G filed by Wellington Management Company, LLP (“Wellington”) on February 12, 2010. Wellington has shared voting power of 1,511,728 of such shares and shared power to dispose of 2,875,489 of such shares.
(18)	The amount and percentage shown, and the information contained in this footnote, is derived from a Schedule 13G filed by T. Rowe Price Associates, Inc. (“Price Associates”) on February 12, 2010. These shares are owned by various individual and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc. (“Price SC Value Fund”), which owns 1,940,000 shares. Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the shares. For purposes of the reporting requirements of the Exchange Act Price Associates is deemed to be a beneficial owner of such shares however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares. Price Associates has sole voting power to vote 786,350 of such shares and has sole power to dispose of 2,778,768 of such shares. According to its joint Schedule 13G, Price SC Value Fund has sole voting power to vote 1,940,000 of such shares. Because Price Associates does not serve as custodian of the assets of any of its clients, only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, the shares. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, the shares, is vested in the individual and institutional clients, which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. Except as may be indicated in Price Associates joint filing with Price SC Value Fund, not more than five percent of the class is owned by any one client subject to the investment advice of Price Associates. With respect to shares owned by any one of the T. Rowe Price Funds, only State Street Bank and Trust Company, as custodian for each of such funds, has the right to receive dividends paid with respect to, and proceeds from the sale of, such shares. No other person is known to have such right, except that the stockholders of each such Fund participate proportionately in any dividends and distributions so paid.
(19)	The amount and percentage shown, and the information contained in this footnote, is derived from a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on January 29, 2010. BlackRock has sole voting power with respect to 2,296,132 of such shares and sole power to dispose of 2,296,132 of such shares.
(20)	The amount and percentage shown, and the information contained in this footnote, is derived from a Schedule 13G filed by Keeley Asset Management Corp. (“Keeley”) on February 12, 2010. Keeley has sole voting power with respect to 2,149,230 of such shares and sole power to dispose of 2,206,530 of such shares. According to their joint Schedule 13G, Keeley Small Cap Value Fund shares beneficial ownership of 1,655,000 owned by Keeley.
(21)	See footnotes 2 through 14 to this table. The amounts shown include: (1) 500,238 shares of Class A Common Stock owned individually, jointly with a spouse, by a spouse individually or in a self directed IRA; (2) 840,267 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days; (3) 1,639,514 shares of Class B Common Stock owned individually or by a spouse individually, including 500,000 shares of Class B Common Stock which are held by grantor annuity trusts; (4) 80,242 shares of Class A Common Stock represented by restricted stock, of which 28,546 shares will vest within 60 days; and (5) 132,875 shares of Class A Common Stock that may be received for DSUs.

REPORT OF THE AUDIT COMMITTEE*

The duties and responsibilities of the Audit Committee are set forth in our Audit Committee Charter which can be found on our website, www.gwrr.com, under the Governance link. The Audit Committee has:

•

selected PwC as our independent registered public accounting firm to audit our consolidated financial statements as of and for the year ended December 31, 2009 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

•

reviewed and discussed our audited financial statements for 2009 with management and with PwC, our independent registered public accounting firm, and held, as appropriate, executive sessions with PwC and those responsible for our internal audit function, in each case without the presence of management;

•

discussed with PwC, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards (SAS) No. 61, as amended (AICPA, Professional Standards Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality of the Company’s accounting principles, the reasonableness of management’s significant judgments and the clarity of disclosures in the financial statements; and

•

received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and have discussed with PwC its independence from the Company and management.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company’s quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of:

•

the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements and other reports; and

•	PwC, which is engaged to audit and report on the consolidated financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting.

In reliance on these reviews and discussions and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Audit Committee:

Øivind Lorentzen III, Chairman

Robert M. Melzer

Philip J. Ringo

*	The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

PROPOSAL TWO:

APPROVAL OF THE SELECTION OF INDEPENDENT AUDITORS

PwC served as our independent registered public accounting firm for our fiscal year ended December 31, 2009. In addition to the audit of the 2009 financial statements, the Audit Committee engaged PwC to perform certain other services for which it was paid fees. PwC has also served as our independent registered public accounting firm since 2002. Our Audit Committee has selected PwC as our independent registered public accounting firm for fiscal year 2010, subject to ratification by our stockholders at the annual meeting.

We are asking our stockholders to ratify the selection of PwC as our independent registered public accounting firm for fiscal year 2010. Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of PwC to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered as a direction to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm, at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

One or more representatives of PwC is planning to be present at the annual meeting and will be available to respond to appropriate questions. In addition, the representatives will have an opportunity to make a statement if they so desire.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of PwC as the Company’s independent registered public accounting firm for its fiscal year 2010.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered to us by PwC for the years ended December 31, 2008 and 2009 were:

	2008	2009
Audit Fees	$1,638,500	$1,486,300
Audit-Related Fees	133,000	—
Tax Fees	85,600	60,000
All Other Fees	5,000	4,600

Total	$1,862,100	$1,550,900

Audit fees for the years ended December 31, 2008 and 2009 were for professional services rendered by PwC for the audits of the consolidated financial statements of the Company, including the audit of internal control over financial reporting, statutory audits and assistance with review of documents filed with the SEC.

Audit Related fees for the year ended December 31, 2008 were for assurance and related services by PwC related to due diligence for mergers and acquisitions, accounting consultations in connection with acquisitions and consultations concerning financial accounting and reporting standards.

Tax fees for the years ended December 31, 2008 and 2009 were for services by PwC related to tax compliance, tax planning and tax advice.

All other fees for the years ended December 31, 2008 and 2009 were for access to a web-based technical accounting research tool.

Our Audit Committee has not adopted pre-approval policies and procedures for audit and permitted non-audit services. The engagement of PwC for non-audit accounting and tax services is limited to circumstances where these services are considered integral to the audit services that PwC provides or where there is another compelling rationale for using PwC. All audit, audit-related and permitted non-audit services for which PwC was engaged were pre-approved by the Audit Committee in compliance with applicable SEC requirements.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Under the SEC’s rules and regulations, in order for any stockholder proposal to be included in our proxy statement to be issued in connection with our 2011 annual meeting, that proposal must be received by our Secretary at our principal executive offices located at 66 Field Point Road, Greenwich, Connecticut 06830, no later than December 17, 2010. If that proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the proxy card issued for that annual meeting. Pursuant to our by-laws, stockholders may wish to submit proposals at the 2011 annual meeting rather than include such proposals in our proxy materials, but in order for such proposals to be deemed timely, such proposals must be in writing and be received by our Secretary by no earlier than February 16, 2011 and no later than March 18, 2011. Failure to deliver a proposal in accordance with this procedure may result in it not being timely received.

OTHER MATTERS

Our Board does not know of any other matters that are to be presented for action at the annual meeting. Should any other matter come before the annual meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 27, 2010.

The Proxy Statement and Annual Report to Stockholders are available at www.gwrr.com/proxy

Directions to the Hyatt Regency Greenwich are set forth below:

From Points North or South via I-95:

Take the Old Greenwich Exit #5. Make a right at the end of the ramp onto East Putnam Avenue/Route 1. Follow the avenue to the third traffic light and make a right into the Hotel entrance.

From New York City:

Follow F.D.R. Drive North to the Triborough Bridge. Go over the Triborough Bridge and follow the signs to the Bruckner Expressway/New England. Follow the signs to the I-95 North/New England. Take the Old Greenwich Exit #5. Make a right at the end of the ramp onto East Putnam Avenue/Route 1. Follow the avenue to the third traffic light and make a right into the Hotel entrance.

From New Jersey via Garden State Parkway:

Follow the Garden State Parkway North to I-87 South toward Connecticut. Go over the Tappan Zee Bridge. Take the Exit for 287 East. Follow signs to I-95 North into Connecticut. Take the Old Greenwich Exit #5. Make a right at the end of the ramp onto East Putnam Avenue/Route 1. Follow the avenue to the third traffic light and make a right into the Hotel Entrance.

From the Merritt Parkway Heading North/South:

Follow Merritt Parkway to the North Street Exit #31. Go South on North Street toward the Greenwich Business District. Follow North Street to the end, which is about four miles, and then take a left onto Maple Avenue. Take the next left onto East Putnam Avenue. Follow East Putnam Avenue for approximately three miles. After passing the I-95 thruway entrance signs, the Hyatt will be at the third traffic light. Turn right into the Hotel entrance.

BY ORDER OF THE BOARD OF DIRECTORS

Allison M. Fergus

Secretary

Dated: April 16, 2010

GENESEE

G&W

WYOMING

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time on May 26, 2010.

Vote by Internet

• Log on to the Internet and go to www.investorvote.com/GWR

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote “FOR” the election of the director nominees below and “FOR” Proposal 2.

1. Election of Directors: 01 - Philip J. Ringo 02 - Mark A. Scudder 03 - Øivind Lorentzen III 04 - Michael Norkus

Mark here to vote FOR all nominees

Mark here to WITHHOLD vote from all nominees

01 02 03 04

For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to right.

For Against Abstain

2. Proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date and sign name exactly as it appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If the stockholder is a corporation, the full corporate name should be inserted and the proxy signed by an officer of the corporation indicating his/her title.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

016G4E

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet in accordance with the instructions on the reverse side of this card, please mark, sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Computershare, so that your shares may be represented at the Annual Meeting. If you vote by telephone or Internet, do not mail this proxy card.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

GENESEE

G&W

WYOMING

Proxy — Genesee & Wyoming Inc.

Annual Meeting of Stockholders to be held on Thursday, May 27, 2010

This Proxy is solicited on behalf of the Board of Directors for the 2010 Annual Meeting of Stockholders

The undersigned hereby appoints MARK W. HASTINGS and TIMOTHY J. GALLAGHER, and each of them, proxies for the undersigned, with full power of substitution, to represent and vote as designated on the reverse side of this card, all shares of the Class A Common Stock and all shares of the Class B Common Stock (if any), of GENESEE & WYOMING INC. (the “Company”) held of record by the undersigned on April 1, 2010 at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, CT 06870, on Thursday, May 27, 2010 at 10:00 a.m., local time, or at any adjournment or postponement thereof.

The undersigned acknowledges receipt with this Proxy of a copy of the Notice of Annual Meeting of Stockholders and Proxy Statement describing more fully the proposals set forth herein.

This Proxy will be voted as specified by the undersigned. This Proxy revokes any prior proxy given by the undersigned. Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions, a signed Proxy will be voted FOR the election of the four nominees for directors listed on the reverse side of this card, and unless otherwise specified, FOR the other proposal listed on the reverse side of this card and described in the accompanying Proxy Statement. The proxies, in their discretion, are authorized to vote upon other business as may properly come before the Annual Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE

(CONTINUED AND TO BE DATED AND SIGNED, ON THE OTHER SIDE)